OFFER TO PURCHASE FOR CASH
                                       BY
                                KLEINERT'S, INC.
                           SHARES OF ITS COMMON STOCK
                             AT $18.00 NET PER SHARE

                                   ----------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, PHILADELPHIA
         TIME, ON FRIDAY, MAY 30, 1997, UNLESS THE OFFER IS EXTENDED.

                                   ----------

     Kleinert's, Inc., a Pennsylvania corporation (the "Company"), is offering to purchase from each record holder of its Common Stock, par value $1.00 per share ("Common Stock" or "Shares"), and from each beneficial holder of Shares who holds such Shares in "street name" through a broker, dealer, commercial bank, trust company or other nominee (individually a "Record Holder" and collectively, "Record Holders"), up to 1,000 Shares owned by such Record Holder (the "Maximum Amount"), for $18.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

                                   ----------

      THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS.
                                 SEE SECTION 5.

                                   ----------

     The Shares are traded on the Nasdaq Stock Market's National Market ("NNM") under the symbol "KLRT." On April 14, 1997, the last reported sale on the NNM before announcement of the Offer was $16.75 per Share. On April 14, 1997, the last full trading day prior to commencement of the Offer, the closing bid price for the Shares on the NNM was $15.50 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

  UPON TERMINATION OF THE OFFER, THE SHARES WILL CEASE TO BE LISTED ON THE NNM
    AND THE COMPANY WILL CEASE TO BE A REPORTING COMPANY UNDER THE SECURITIES
     EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ACCORDINGLY, NO PUBLIC MARKET FOR THE SHARES WILL EXIST AFTER THE OFFER. SEE SECTION 12.

                                   ----------

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION
      TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. EACH SHAREHOLDER MUST MAKE HIS OWN DECISION WHETHER
     TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN INFORMED THAT NONE OF ITS EXECUTIVE OFFICERS OR DIRECTORS (SOME OF
    WHOM HOLD A SUBSTANTIAL NUMBER OF SHARES) INTEND TO TENDER ANY SHARES IN
     THE OFFER. SEE "SPECIAL FACTORS-BACKGROUND OF THE OFFER" AND "POTENTIAL
                             CONFLICTS OF INTEREST."

                                   ----------

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
       MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
        INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

                                 April 15, 1997

     This Offer to Purchase does not constitute an offer or solicitation by the Company or any other person for the purchase of any securities other than the securities covered by this Offer to Purchase. The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to holder of Shares in such jurisdiction.

                                   ----------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                   ----------

                                    IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares up to the Maximum Amount should either (1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other documents required by the Letter of Transmittal to American Stock Transfer and Trust Company, the depositary for the Offer (the "Depositary"), and either mail or deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal, or follow the procedure for book-entry transfer set forth in
Section 2, or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available (or who cannot follow the procedure for book-entry transfer on a timely basis) or who cannot transmit the Letter of Transmittal and all other required documents to the Depositary before the Expiration Date (as defined in Section 1) should tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

     Any questions or requests for assistance may be directed to the Company at its address and telephone number set forth on the back cover of this Offer to Purchase and requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Depositary. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. The Company has filed with the Commission a Statement on Schedule 13e-4 and a Statement on Schedule 13e-3 that contain additional information with respect to the Offer.

Such Schedules may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that such Schedules may not be available in the regional offices of the Commission).

                                   ----------


                                TABLE OF CONTENTS


INTRODUCTION.................................................................  1
SPECIAL FACTORS..............................................................  2
     BACKGROUND OF THE OFFER.................................................  2
     PURPOSE OF THE OFFER....................................................  2
     CERTAIN EFFECTS OF THE OFFER............................................  3
     POTENTIAL CONFLICTS OF INTEREST.........................................  4
     POSITION OF THE BOARD OF DIRECTORS......................................  5
     OPINION OF THE FINANCIAL ADVISOR........................................  5
THE OFFER....................................................................  8

      1.      NUMBER OF SHARES; EXTENSION OF THE OFFER.......................  8
      2.      PROCEDURE FOR TENDERING SHARES.................................  9
      3.      WITHDRAWAL RIGHTS.............................................. 11
      4.      ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE
              PRICE.......................................................... 11
      5.      CERTAIN CONDITIONS OF THE OFFER................................ 12
      6.      PRICE RANGE OF SHARES; DIVIDEND POLICY......................... 13
      7.      CERTAIN INFORMATION CONCERNING THE COMPANY..................... 14
      8.      SOURCE AND AMOUNT OF FUNDS..................................... 15
      9.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES........................ 15
     10.      TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES............ 17
     11.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; NO APPRAISAL
              RIGHTS......................................................... 18
     12.      EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION
              UNDER THE EXCHANGE ACT......................................... 18
     13.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS............ 19
     14.      FEES AND EXPENSES.............................................. 20
     15.      MISCELLANEOUS.................................................. 21


ANNEXES

Opinion of Compass Capital Advisors..........................................  A

Annual Report on Form 10-K...................................................  B

Quarterly Report on Form 10-Q................................................  C

Information Regarding Directors and Executive Officers of the Company........  D

To the Holders of Common Stock of Kleinert's, Inc.:


                                  INTRODUCTION

     Kleinert's, Inc., a Pennsylvania corporation (the "Company"), is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), up to 1,000 shares (the "Maximum Amount") of its Common Stock, par value $1.00 per share (the "Shares"), at the price of $18.00 per Share (the "Purchase Price"), net to the seller in cash, from each record holder of Shares and from each beneficial holder of Shares who holds such Shares in a street name account at a broker, dealer, commercial bank, trust company or other nominee (individually, a "Record Holder" and collectively, "Record Holders").

     The Board of Directors has determined that it is no longer in the Company's best interest that it remain a public company subject to the reporting obligations imposed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Although the Company could immediately deregister under the Exchange Act and delist the Shares from the Nasdaq Stock Market National Market (the "NNM") without any further action, since there would be no public market for the Shares, the Company is making the Offer to afford the Company's shareholders an opportunity to sell their Shares at a price which the Company believes is fair to its shareholders prior to the date when a public market for the Shares will no longer exist.

     Upon termination of the Offer, the Company will delist the Shares from the NNM and to cease being a reporting company under the Exchange Act. Accordingly, no public market for the Shares will exist after the Offer. See
Section 12.

     The Board of Directors of the Company has retained Compass Capital Advisors (the "Financial Advisor") to assist the Board in determining the fair price to be paid to the Company's shareholders. Based upon the opinion of the Financial Advisor, and on the basis of other factors described herein, the Board of Directors, by majority vote, has determined that the Company make the Offer and that the $18.00 per Share price is fair to the Company's shareholders. Neither the Company nor the Board of Directors makes any recommendation to any shareholder as to whether to participate or refrain from participating in the Offer.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 5.

     As of April 11, 1997, there were 3,692,835 Shares outstanding and 515,000 Shares reserved for issuance upon exercise of outstanding stock options granted under the Company's stock option plan. As of April 11, 1997, the Company's directors and executive officers as a group beneficially owned 1,927,331 Shares, or approximately 50.7% of the total Shares outstanding, including 425,000 Shares issuable upon exercise of stock options which are exercisable within sixty days of April 11, 1997.

     Based upon the Company's review of a shareholder list certified by American Stock Transfer and Trust Company, the Company's transfer agent, as of March 13, 1997, and upon the Company's review of a non-objecting beneficial owner list as to the number of shareholders who hold their Shares in "street name" accounts, the Company estimates that there are approximately 358 Record Holders entitled to participate in the Offer. The Company estimates that it is offering to purchase a total of 191,658 Shares (on the basis of 1,000 shares tendered by each Record Holder or the total number of Shares owned by a Record Holder if less than 1,000 Shares are owned), or 5.2% of the Shares outstanding as of April 11, 1996.

     The Company has been informed by its executive officers and directors (including Jack Brier, the Company's Chairman and Chief Executive Officer and beneficial owner of 1,264,554 Shares, representing approximately 33% of the outstanding Shares at April 11, 1997), that none intend to participate in the Offer. After giving effect to the repurchase of the Shares in the Offer, and assuming that each Record Holder, other than the executive officers and directors, tenders the Maximum Amount (or the total number of Shares owned if less than the Maximum Amount), the executive officers and directors would beneficially own approximately 53.4% of the outstanding Shares as a group (and Mr. Brier would beneficially own approximately 34.6% of the outstanding Shares).

     Shareholders who tender Shares in the Offer will not be obligated to pay brokerage commissions, solicitation fees or, except as provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all fees of American Stock Transfer and Trust Company, which has been retained by the Company to serve as Depositary in connection with the Offer (the "Depositary"). See Section 14.

     The Shares are traded on the NNM under the symbol "KLRT." On April 14, 1997, the last reported sale on the NNM before announcement of the terms of the Offer was $16.75 per Share. On April 14, 1997, the last full trading day before commencement of the Offer, the closing bid price of the Shares on the NNM was $15.50 per Share. See Section 6. Shareholders are urged to obtain a current market quotation for their Shares.


                                 SPECIAL FACTORS

BACKGROUND OF THE OFFER

     On June 21, 1996, the Company announced the commencement of a common stock repurchase program in which the Company would purchase Shares both on the public market and through privately negotiated transactions, using up to $5,000,000 in total consideration. During fiscal year 1996, the Company repurchased 46,500 Shares at an average price of $16.125, using funds provided by operations. The common stock repurchase program was terminated on April 4, 1997. See Section 10. The Company undertook the repurchase of its Shares because the Board of Directors believed that the market price for the Shares did not reflect the true value of the Company and that the repurchase of Shares would prove to be an attractive investment opportunity for the Company and its remaining shareholders in that it would increase per share earnings and book value.

     Beginning in March 1997, the Board of Directors began to consider the deregistration of its Shares from the Exchange Act and the delisting of its Shares from the NNM. Although there were already sufficiently few record holders of the Shares to permit the Company to deregister under the Exchange Act and to delist the Shares from the NNM without any further action, the Board concluded that since there would be no public market for the Shares, it would offer the Company's shareholders, particularly those holding relatively few Shares who traditionally have had difficulty liquidating their investment in the Company given the thin trading market for Shares, the opportunity to liquidate their investment before the delisting occurred. See "Purpose of the Offer."

     On April 4, 1997, the Board of Directors engaged the Financial Advisor to consider and report to the Board a fair price for the repurchase of the Shares from the public shareholders. The Board had initially advised the Financial Advisor that the Board had considered a price of $18.00 per Share for the Offer.

     On April 14, 1997, the Board of Directors received the report of the Financial Advisor, including its procedures and the basis of its opinion that, as of the date of the opinion, and based upon the assumptions and considerations set forth in its report, a price of $18.00 per Share for the Shares held by the Company's public shareholders would be fair. The Board of Directors by majority vote (with neither Jack Brier, the Chairman, Chief Executive Officer and beneficial owner of approximately 33% of the outstanding Shares, nor William Forman, a director and beneficial owner of approximately 5.8% of the outstanding Shares, participating in the vote) approved the Offer. See "SPECIAL FACTORS-POTENTIAL CONFLICTS OF INTEREST."

PURPOSE OF THE OFFER

     The purpose of the Offer is to enable public shareholders of the Company to sell their Shares at a fair price and without the usual transaction costs associated with market sales, before the Company's Shares are delisted from the NNM and deregistered under the Exchange Act. Management believes that, even as a public stock, there is a very limited market for the Shares, and that the Company's public shareholders derive little benefit from the Company's status as a publicly-held corporation. The limited supply of Shares traded in the public market provides little opportunity for a public shareholder to realize the value of his investment in the Company after payment of commissions and other market transaction costs. To management's knowledge, no analysts follow the Company or provide any research with regard to the Company. The Board of Directors believes that the public market has for several years undervalued the outstanding Shares and it has no reason to believe that this will change in the foreseeable future. Therefore, in recent years, the Shares have not appeared to have been an attractive investment vehicle for the general public. The Offer is intended to afford public shareholders the opportunity to sell their Shares in light of the current relative illiquidity and lack of public float of the Shares. In addition, for the past twenty-five years, the Company has not any paid dividends and does not expect to pay dividends in the foreseeable future. Following consummation of the Offer, the Company will delist the Shares from the NNM and terminate registration of the Shares under the Exchange Act as soon as possible.

     The Board of Directors also believes that termination of registration as a public company will eliminate the costs and expenses of various federal securities filings incurred with respect to regulatory and reporting requirements of the Company related to its status as a public reporting corporation under the federal securities laws, and will reduce the amount of time devoted by management in preparing and reviewing various filings, furnishing information to shareholders and attending to other shareholder matters.

CERTAIN EFFECTS OF THE OFFER

     The trading of the Shares is currently reported on the NNM. Following the Offer, the Company intends to delist the Shares from the NNM and deregister under the Exchange Act. As of April 11, 1997, there were 3,692,835 Shares outstanding and 240 shareholders of record (as determined by the rules of the Exchange Act). Due to the foregoing number of record holders, the Shares no longer meet the requirements for continued quotation on the NNM. Pursuant to the NNM's published guidelines, shares of common stock are not eligible to be included for listing if, among other things, the number of shares publicly held falls below 200,000, the number of holders of shares falls below 400 or the aggregate market value of such publicly held shares does not exceed $1,000,000. If these standards are not met, quotations might continue to be published in the Nasdaq SmallCap Market, Inc., but if the number of holders of the shares falls below 300, or if the number of publicly held shares falls below 100,000, or there is not at least one market maker for the shares, NASD rules provide that the securities would no longer be "authorized" for NASDAQ reporting and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 10% of the shares of the issuer will ordinarily not be considered as being publicly held for this purpose. In the event the shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this has the effect of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is likely that, following the purchase of the Shares pursuant to the Offer, the Shares will no longer constitute "margin securities' for purposes of the Federal Reserve Board's margin regulations. In such event, Shares could no longer be used as collateral for margin loans made by brokers.

     The Shares are currently registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. Registration of the Shares under the Exchange Act is planned to be terminated upon application by the Company to the Commission promptly following the termination of the Offer.

     The termination of the registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the Company's officers, directors and ten-percent shareholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and shareholders through purchases and sales of the Company's equity securities within any six month period may be recaptured by the Company. In addition, the ability of "affiliates" of the Company and other persons to dispose of Shares which are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. As stated above, when registration of the Shares under the Exchange Act is terminated, the Shares will no longer be "margin securities" or eligible for NNM reporting.

     Except as disclosed in this section and elsewhere in this Offer to Purchase, the Company has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company, (iii) any change in the present Board of Directors of the Company or management of the Company, including, but not limited to, a plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer, (iv) any material change in the present dividend rate or policy indebtedness or capitalization of the Company, (v) any other material change in the Company's corporate structure or business or (vi) any change in the Company's charter, by-laws or instruments corresponding thereto or any other actions which may impede the acquisition of control of the Company by any person.

     Following the Offer and deregistration of the Shares under the Exchange Act, the Company may take certain action to eliminate any interests in the Shares held by remaining minority shareholders of the Company including, but not limited to, merging out any remaining minority public shareholders of the Company on such terms and conditions as the Company may determine or negotiating private transactions to repurchase blocks of Shares held by such shareholders.

     Although the Company will deregister from the Exchange Act and delist its Shares from the NNM following the completion of the Offer, the Company may in the future decide again to avail itself of certain of the benefits associated with being a publicly traded company, including the ability to raise capital through the equity markets if such capital is needed. The Company's decision to remain a private company following the Offer or its decision to again register as a public company will be dependent upon a number of factors relating to the Company's business, prospects, opportunities and financial condition, as well as upon factors relating to the public markets and the apparel and textile industries in general.

POTENTIAL CONFLICTS OF INTEREST

     Shareholders should be aware in considering their decision to participate in the Offer that each of the members of the Board of Directors has, to some degree, interests which may present such directors with an actual or potential conflict of interest in connection with the Offer. The Company has been advised that none of the Company's executive officers or directors intend to tender Shares in the Offer. The directors and executive officers as a group beneficially own 1,927,331 Shares, or approximately 50.7% of the outstanding Shares. If all shareholders other than the executive officers and directors tender the Maximum Amount in the Offer, (or the total number of Shares owned by such shareholders if less than 1,000 Shares are owned) the executive officers and directors would beneficially own approximately 53.4% of the Shares then outstanding. In addition, Jack Brier, the Chairman and Chief Executive Officer of the Company who beneficially owns approximately 33% of the outstanding Shares, would beneficially own approximately 34.6% of the outstanding Shares following the Offer. To the extent that the Offer reduces the number of Shares outstanding, any increase in the Company's earnings will also represent an increase in the earnings per share as to the Shares held by such directors and executive officers.

     Each of the Company's officers and directors is currently subject to certain disclosure requirements as to their ownership of Shares and is subject to certain trading restrictions, most notably, the short-swing profit recovery provisions of Section 16(b) under the Exchange Act. If the Company deregisters the Shares under the Exchange Act, such officers and directors will be relieved of the burden of complying with such reporting requirements and trading restrictions.

POSITION OF THE BOARD OF DIRECTORS

     Based upon the opinion of the Financial Advisor and after considering the purposes and effect of the Offer and other factors, the Board of Directors authorized the Offer and concluded that the Purchase Price is fair to the public shareholders of the Company. In reaching its determination, the Board considered a variety of factors, including, among other things, the following:

     1. That the Offer will provide public shareholders with an opportunity to receive the fair market value for their Shares (up to the Maximum Amount) prior to the Company deregistering and delisting the Shares, without payment of transaction costs such as brokerage fees or commissions.

     2. That the relative illiquidity and thin trading market for the Shares has prevented the Company's shareholders, particularly those with smaller interests, from readily liquidating their Shares.

     3. That based upon the opinion of the Financial Advisor, the Offer is fair from a financial point of view.

     4. That shareholders may choose not to participate in the Offer and continue to maintain their equity investment in the Company.

     5. That the costs, both economically as well as in personnel time, in complying with the many obligations of being a public company, as well as the competitive disadvantage of having to make public disclosures in its Exchange Act filings, has not provided a commensurate benefit to the Company or its shareholders, whether in having the market price of the Shares reflect the Company's true value, or in providing capital on terms more favorable than traditional bank financing or in generating public interest in the Company's operations and financial results.

     The Board also considered several negative factors, including further concentration of control of the Company to its principal shareholder, Jack Brier, the potential disadvantage of not being able to use equity to finance potential acquisitions, and the conflicts of interest of the directors who have advised the Company that they do not intend to participate in the Offer.

     In view of the variety of factors considered by the Company's Board of Directors in evaluating the Offer, the Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its conclusion.

     The Board of Directors, by majority vote (with neither Jack Brier nor William Forman participating), has determined that, based upon the opinion of the Financial Advisor, the Offer is fair to and in the best interests of the public shareholders of the Company.

     Neither the Company nor the Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares in the Offer. Each shareholder must make his own decision whether to tender Shares and, if so, how many Shares to tender. The Company has been informed that none of its executive officers or directors (some of whom hold a substantial number of Shares) intend to tender any Shares in the Offer.

OPINION OF THE FINANCIAL ADVISOR

     Since the members of the Board of Directors each own in excess of the Maximum Amount and would, therefore, remain shareholders of the Company whether or not they participated in the Offer, and since Jack Brier and William Forman, two directors of the Company, each beneficially owns significant percentages of the outstanding Shares (33% and 5.8%, respectively), the Board concluded to engage an independent financial advisor to render an opinion to the Board of Directors as to the fairness of the Offer, from a financial point of view, to the public shareholders of the Company. On April 4, 1997, the Board of Directors retained Compass Capital Advisors to act as financial advisor (the "Financial Advisor") for this purpose.

     The Financial Advisor delivered its oral opinion on April 14, 1997 to the Board of Directors of the Company to the effect that, as of such date, the Offer was fair, from a financial point of view, to the Company's public shareholders. The Financial Advisor also has delivered an updated written opinion, dated the date of this Offer to Purchase, to the Company's Board of Directors to the effect that, as of such date, the Offer was fair, from a financial point of view, to the public shareholders of the Company. No restrictions were imposed by the Company's Board of Directors upon the Financial Advisor with respect to the investigations made or procedures followed by the Financial Advisor in rendering its opinions.

     The full text of the Financial Advisor's fairness opinion, dated the date of this Offer to Purchase, which sets forth certain assumptions made, certain procedures followed and certain matters considered by the Financial Advisor, is attached as Annex A to this Offer to Purchase. As set forth therein, the Financial Advisor relied upon and assumed the accuracy and completeness of the financial and other information provided to it by the Company. With respect to the Company's estimated future financial results, the Financial Advisor assumed that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the estimated future performance of the Company. The Financial Advisor did not perform any independent verification of the information or estimates provided to it and the Financial Advisor relied upon the assurances of the management of the Company that they are unaware of any facts that would make the information or estimates provided to the Financial Advisor incomplete or misleading in any material respect. In arriving at its opinion, the Financial Advisor did not perform or obtain any independent appraisal of the assets and liabilities of the Company, nor was it furnished with any such appraisals. The Financial Advisor's opinion is necessarily based on economic, market and other conditions, and the information made available to it as of the date of its opinion. The Financial Advisor's opinion addresses only the fairness of the Offer from a financial point of view, and does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender in the Offer.

     The summary of the opinion of the Financial Advisor set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion. The Company's shareholders are urged to, and should, read this opinion carefully in its entirety in conjunction with this Offer to Purchase for assumptions made, matters considered and limits of the review by the Financial Advisor.

     In rendering its updated fairness opinion, the Financial Advisor, among other things: (i) reviewed the Offer to Purchase in substantially final form;
(ii) reviewed the Company's Annual Reports to shareholders and its Annual Reports on Form 10-K for the three fiscal years in the period ending with the fiscal year ended November 30, 1996; (iii) reviewed certain operating and financial information, including projections, provided to the Financial Advisor by the management of the Company; (iv) met with certain members of the Company's senior management to discuss the Company's operations, historical financial statements and future prospects; (v) reviewed the historical stock prices, trading activity and valuation parameters of the Company's common stock;
(vi) reviewed publicly available financial data and stock market performance data of companies which the Financial Advisor deemed generally comparable to the Company; (vii) reviewed the terms of recent acquisitions of companies which the Financial Advisor deemed generally comparable to the Company; and
(viii) conducted such other studies, analyses, inquiries and investigations as the Financial Advisor deemed appropriate.

     The following is a brief summary of the financial valuation and comparative analyses used by the Financial Advisor in connection with providing its opinion to the Board of Directors of the Company.

     Methodologies. The Financial Advisor reviewed price and volume information with respect to trading of the Shares on the NNM; analyzed purchases of the Shares by the Company since 1994; analyzed publicly available information about trading in the stock of companies prospectively comparable to the Company; analyzed publicly available information about acquisitions in the Company's industry; prepared a discounted future earnings analysis; and prepared a liquidation analysis.

     The foregoing are analyses that are customarily undertaken by investment bankers in forming an opinion as to the fairness of a transaction such as the Offer. The analyses and conclusions reached by the Financial Advisor are described below.

     Market Price Analysis. The Shares have only three registered market makers and the volume reported by such firms averages less than 1,000 Shares a day each. There are many days on which no Shares are traded. An analysis of trading activity following press releases issued by the Company indicates little activity following such news. Notwithstanding the Company's favorable operating ratios in relation to industry medians, the Shares trade at multiples that are lower than industry medians. Accordingly, the market for the Shares is thin and the Shares are illiquid.

     Analysis of Company Stock Purchased. The Company announced Share repurchase programs in June 1993 and June 1996. It terminated its latest repurchase program on April 4, 1997. Aggregate purchases under such programs amounted to 133,400 Shares over a period of three years and nine months, at prices ranging from $11.25 to $17.25 per Share. Given the reaction of the market to news about the Company, the Financial Advisor concluded that the Company's repurchase programs had been supporting the Share's market price. The decline of the per Share price from $17.00 in March 1997 to $15.50 on the fourth trading day following termination of the latest repurchase program confirms this conclusion. Accordingly, in the absence of the Company's repurchase programs, the Financial Advisor concluded that it is unlikely that shareholders could receive more than the current market price ($15.50) for their Shares.

     Comparables Analysis. The Financial Advisor reviewed financial and market information with respect to nine companies which were prospectively comparable to the Company. Management noted that five of such companies sell children's wear, of which three are direct competitors. The Financial Advisor noted that the Company's revenue growth, net margin, return on assets, and return on equity were all higher than the median ratios of the comparables. Nevertheless, the Financial Advisor noted that the Company's price/earnings and price/97 earnings multiples were lower than the median ratios for the comparables. The Financial Advisor noted that the proposed Purchase Price represented a price/earnings ratio approximately equal to the median of the comparables' price/earnings ratios.

     Publicly Reported Acquisitions. The Financial Advisor was able to identify twelve publicly reported acquisitions since October 1994 of businesses prospectively comparable to the Company. The published information with respect to such acquisitions was insufficient for the Financial Advisor to analyze those companies' debt levels, operating margins or growth prospects. Inasmuch as those three factors are crucial in valuing a company, the Financial Advisor considered the published acquisitions information to be not meaningful in analyzing the Offer. Nevertheless, the Financial Advisor noted that nine of the listed acquisitions were completed at price/revenues multiples that were lower than the imputed price/revenues multiple of the Purchase Price; two of the five acquisitions for which price/earnings ratios were available were completed at a lower multiple than the imputed price/earnings multiple of the Purchase Price; and four of the five acquisitions for which price/equity ratios were available were completed at price/equity ratios that were lower than the imputed price/equity ratio of the Purchase Price.

     Discounted Future Earnings Analysis. The Financial Advisor reviewed the Company's 1997-2001 projected operating statement. Because the Company has no intention of paying dividends, the Financial Advisor considered a projection of cash flows to be not meaningful, especially since the public market for the Shares is earnings - rather than cash flow - driven. The Financial Advisor calculated a discount rate of 30%, representing a cost of capital built up from the risk free rate, the market premium for small capitalization stocks, and a specific company risk factor that represents a quantification of the risk associated with the reliability of the Company's financial projections in comparison to its historical earnings performance. Such specific company risk factor was discussed in detail with management, who concurred in the Financial Advisor's quantification. The Financial Advisor then discounted the five year projected earnings stream at 30%, and added a terminal value calculated by (i) multiplying 2001 EBITDA (earnings before interest, taxes, depreciation and amortization) by 8.2 (equal to the imputed EBITDA multiple of the Purchase Price and equal to what, in the Financial Advisor's judgment, is the maximum EBITDA multiple the Company could hope to command in a negotiated acquisition) and (ii) discounting the terminal value to present value at 30% and subtracting the Company's current debt. The resulting indicated value was $60.9 million, or $16.50 per Share.

     Liquidation Analysis. The Financial Advisor prepared a liquidation analysis to determine what proceeds would be generated for shareholders if the Company were to liquidate its assets and pay its creditors. Inasmuch as there is no intention to liquidate, this was purely a hypothetical exercise. While no appraisals were available or sought, for analytic purposes, the Financial Advisor assumed that all assets could be liquidated at 100% of original cost. The Financial Advisor also assumed $500,000 of administrative costs in such a liquidation. Management indicated they believed the Financial Advisor's values were higher than they would expect could be generated in a liquidation. The Financial Advisor noted that the imputed price/equity multiple of the Purchase Price was 2.1, which multiple yields a substantially higher price than the $10.71 per Share generated by the liquidation analysis.

     The Financial Advisor's Opinion. In the Financial Advisor's opinion, its discounted future earnings analysis, which generated an indicated value of $16.50 per Share, represents the theoretically most correct calculation of the Shares' present value based on the Company's prospects. The other indicated values calculated and analyzed by the Financial Advisor are lower than the Purchase Price of $18.00 per Share and, therefore, confirm the fairness, from a financial point of view, of the Offer to the shareholders receiving cash for their Shares.

     Based on the foregoing analyses, the Financial Advisor concluded that the Offer was fair from a financial point of view to the shareholders receiving cash for their Shares.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Financial Advisor's opinion. In arriving at its opinion, the Financial Advisor considered the results of all such analyses. In its analysis, the Financial Advisor made numerous assumptions with respect to business, industry performance, economic conditions and other factors, many of which are beyond the control of the Financial Advisor or the Company. No company or transaction used in the above analysis for comparison is identical to the Company or the proposed Offer. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of the companies being compared. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses were prepared by the Financial Advisor solely for purposes of providing its opinion as to the fairness of the Offer, from a financial point of view, to the public shareholders of the Company. As described above, the Financial Advisor's opinion and presentation to the Company's Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Offer. The foregoing summary does not purport to be a complete description of the analysis performed by the Financial Advisor.

     Pursuant to a letter agreement, dated as of April 4, 1997, the Company agreed to pay the Financial Advisor a fee of $25,000 for rendering its opinion in connection with the Offer. The Company has also agreed to reimburse the Financial Advisor for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel, and to indemnify the Financial Advisor and certain related persons against certain liabilities in connection with the engagement of the Financial Advisor, including certain liabilities under the federal securities laws.

                                    THE OFFER

1.   NUMBER OF SHARES; EXTENSION OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and will thereby purchase) up to 1,000 Shares, or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 3) before the Expiration Date, at the Purchase Price from each holder of record of Shares identified on the shareholder list maintained by the transfer agent for the Shares and from each beneficial owner of Shares who holds such Shares in "street name" with a broker, dealer, commercial bank, trust company or other nominee. The term "Expiration Date" means 12:00 Midnight, Philadelphia time, on Friday, May 30, 1997, unless and until the Company shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's rights to extend the period of time during which the Offer is open and to delay, terminate or amend the Offer, see Section 13. See also Section 5.

     The Company reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 13. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 5.

     All Shares purchased pursuant to the Offer will be purchased at the Purchase Price, net to the seller in cash. If (a) the Company (i) increases or decreases the price to be paid for Shares or (ii) decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 13, the Offer will be extended until the expiration of such ten business day period. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, Philadelphia time.

     All Shares not purchased pursuant to the Offer will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date. The Company, upon the terms and subject to the conditions of the Offer, will purchase at the Purchase Price all Shares tendered and not withdrawn up to the Maximum Amount as to each shareholder.

2.   PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares. For Shares to be properly tendered pursuant to the
Offer:

          (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

          (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     Signature Guarantees and Methods of Delivery. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered owner of the Shares (which term, for purposes of this Section 2, includes any participant in The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith, and payment and delivery are to be made directly to such registered owner at such owner's address shown on the records of the Company, or if Shares are tendered for the account of a financial institution (including most banks, savings and loan associations, and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the person signing a Letter of Transmittal, or if payment is to be made, or certificates for Shares not purchased or tendered are to be issued, to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal.

     The method of delivery of all documents, including stock certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

     Federal Backup Withholding. Absent an exemption applying under the applicable law concerning "backup withholding" of federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a shareholder (or other payee) pursuant to the Offer unless the shareholder (or other payee) provides such person's tax identification number (social security number or employer identification number), certifies that such number is correct and certifies that such person is not subject to backup federal income tax withholding. Each tendering shareholder, other than a non-corporate foreign shareholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certifications necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Non-corporate foreign shareholders generally should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Backup withholding is not an additional tax, and any taxes so withheld may be claimed as a credit against such shareholder's federal income tax liability.

     For a discussion of certain other federal income tax consequences of the Offer, see Section 9.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees and other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to one of the Book-Entry Transfer Facilities does not constitute delivery to the Depositary.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's stock certificates are not immediately available (or the procedure for book-entry transfer cannot be followed on a timely basis) or time will not permit the Letter of Transmittal and all other required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all the foregoing conditions are satisfied:

     (a)  such tender is made by or through an Eligible Institution;

     (b) the Depositary receives (by hand, mail or facsimile transmission) before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

     (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and other documents required by the Letter of Transmittal, are received by the Depositary within three NNM trading days after the date of execution of such Notice of Guaranteed Delivery.

     Validity of Delivery; Rejection of Shares; Waiver of Defects; No Obligation To Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer (except as otherwise provided in Section 5) and any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

3.   WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, a tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company, after 12:00 Midnight, Philadelphia time, on June 10, 1997.

     For a withdrawal to be effective, the Depositary must timely receive (at its address set forth on the back cover of this Offer to Purchase) a written or facsimile transmission notice of withdrawal. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if different from the name of the person who tendered the Shares, the name of the registered owner of such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Shares may not be rescinded and Shares properly withdrawn shall thereafter be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares, however, may be retendered before the Expiration Date by again following one of the procedures described in Section 2.

4.   ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, as soon as practicable after the Expiration Date, the Company will purchase and pay the Purchase Price for up to the Maximum Amount for each Record Holder of Shares (subject to increase or decrease as provided in Sections 1 and 13) or such lesser number of Shares as are properly tendered and not withdrawn as permitted in Section 3. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares which are tendered and not withdrawn when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance of such Shares for payment pursuant to the Offer.

     Certificates for all Shares not purchased pursuant to the Offer will be returned to the tendering shareholders (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to the account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) at the Company's expense as promptly as practicable.

     Payment for Shares purchased pursuant to the Offer will be made by the Company by depositing the Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares (or timely confirmation by a Book-Entry Transfer Facility of book-entry transfer of such to the Depositary), a properly completed and executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees and any other required documents. Under no circumstance will interest be paid on the Purchase Price of the Shares to be paid by the Company, regardless of any delay in making such payment.

     The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer. If, however, payment is to be made to, or certificates for Shares not purchased or tendered are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person(s) signing the letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or an exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A NONCORPORATE FOREIGN SHAREHOLDER, A FORM W-8, WHICH IS OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A FEDERAL BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS TO BE PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 9.

5.   CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend, amend or terminate the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or pay for any Shares tendered, and may extend, amend or terminate the Offer if, before acceptance for payment of or payment for any Shares, any of the following shall have occurred (or shall have been determined by the Company to have occurred):

          (i) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal which (a) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (b) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

          (ii) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (a) make the acceptance for purchase or purchase of some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (b) delay or restrict the ability of the Company, or render the Company unable, to accept for purchase or purchase for some or all of the Shares; (c) materially impair the contemplated benefits of the Offer to the Company; or (d) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (iii) (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant change in the market price of the Shares, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares or the Offer's contemplated benefits to the Company or (f) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (iv) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Share ownership, or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company; or

which, in the reasonable good-faith judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and, except as set forth in the next sentence, any such condition may be waived by the Company, in whole or in part, at any time from time to time in its sole discretion. The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the final Expiration Date. In certain cases, waiver of a condition to the Offer would require an extension of the Offer. See Section 13.

     The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance for payment or payment for any tendered Shares will be final and binding on all parties.

6.   PRICE RANGE OF SHARES; DIVIDEND POLICY

     The Shares are traded on the NNM under the symbol "KLRT." The following table sets forth for the periods indicated the high and low closing sale prices per Share as reported by Nasdaq.


           FISCAL YEAR 1996                  HIGH                      LOW

December 3, 1995 - March 2, 1996            $17 1/2                  $15 3/4
March 3, 1996 - June 1, 1996                $17 1/2                  $15
June 2, 1996 - August 31, 1996              $17 1/2                  $15
September 1, 1996 - November 30, 1996       $18                      $16 1/8





           FISCAL YEAR 1995                  HIGH                     LOW

December 4, 1994 - March 4, 1994            $22 1/4                  $15 3/4
March 5, 1995 - June 3, 1995                $21 1/2                  $18
June 4, 1995 - September 2, 1995            $18 3/4                  $16
September 3, 1995 - December 2, 1995        $18                      $15 1/4



     The Company's Common Stock is thinly traded. The average weekly trading volume in fiscal years 1996 and 1995 were approximately 7,300 and 9,100 Shares, respectively.

     On April 14, 1997, the last reported sale on the NNM before announcement of the Offer was $16.75 per Share. On April 14, 1997, the last full trading day prior to commencement of the Offer, the closing sale price for the Shares was $15.50 per Share. Shareholders are urged to obtain a current market quotation for their Shares.

     No cash dividends have been paid by the Company during the past five fiscal years. The Company's working capital loan agreements provide that no cash dividends may be paid on the Shares unless the Company's consolidated net worth exceeds $15.0 million after the payment of cash dividends. Although the Company is in compliance with this covenant and other covenants and restrictions, the Company does not expect to pay cash dividends in the foreseeable future, but rather, expect to use its cash to expand its operations and become less of a seasonal borrower for working capital.

7.   CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company, together with its subsidiaries, is engaged in the design, manufacture and sale of infants' and children's sleepwear and playwear, children's sportswear and children's t-shirts. The Company also manufactures, distributes and sells certain items of personal apparel. In September, 1996, the Company re-entered the textile industry when it acquired Scott Mills, Inc. which was merged into a subsidiary of the Company. As a result of the merger with Scott Mills, Inc., the Company currently knits polyester, cotton/polyester blend, cotton and acrylic fabrics for the children's and adult apparel markets.

     The sleepwear manufactured by the Company consists primarily of blanket sleepers made of 100% polyester fleece in sizes ranging from newborn to girls' and boys' size 14 and knit sets made of polyester interlock, jersey, double-knit or terrycloth fabric for infants in sizes ranging from newborn to size 24 months. Sleepwear sales accounted for approximately 48%, 50% and 51% of children's apparel net sales in fiscal years 1996, 1995 and 1994, respectively. Playwear consists of activewear sets and separates in sizes ranging from infant through girls' and boys' size 14. The Company also manufactures and sells t-shirts, primarily for children. Playwear sales, including t-shirts, accounted for approximately 41%, 50% and 49% of children's apparel net sales in fiscal years 1996, 1995 and 1994, respectively. Additionally, the Company's sportswear line, manufactured mainly from woven fabrics, accounted for 11% of children's apparel net sales in fiscal year 1996.

     The Company's principal executive office is located at 120 West Germantown Pike, Suite 100, Plymouth Meeting, Pennsylvania, 19462, and its telephone number is (610) 828-7261. The Company also conducts its manufacturing operations from one plant in Alabama, two plants in Florida, one plant in Honduras, C.A. and one plant in North Carolina, and its sales, marketing, merchandising and design functions are conducted from its offices in New York, New York.

     Summary Historical Financial Information. The summary historical financial information for the years ended November 30, 1996 and December 2, 1995 set forth below has been derived from, and should be read in conjunction with, the audited financial statements (including the related notes thereto) included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996 (the "Form 10-K"), which is attached to this Offer to Purchase as Annex "B." The summary historical financial information for the fiscal quarters ended March 2, 1996 and March 1, 1997 set forth below has been derived from, and should be read in conjunction with, the unaudited financial statements (including the related notes thereto) appearing in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 1, 1997 (the "Form 10-Q") which is attached to this Offer to Purchase as Annex "C." Such summary historical financial information is qualified in its entirety by reference to the Form 10-K and Form 10-Q and all financial statements and notes contained therein.

     The Form 10-K and Form 10-Q are available for examination, and copies are obtainable, in the manner set forth below under "Additional
Information."

                                Kleinert's, Inc.
                    Summary Historical Financial Information
           (Dollars in Thousands, Except Per Share and Ratio Amounts)

                                                Quarter Ended                              Year Ended
                                     ----------------------------------      --------------------------------------
                                     March 1, 1997        March 2, 1996      November 30, 1996     December 2, 1995
                                     -------------        -------------      -----------------     ----------------
Income Statement:
  Net sales                             $ 8,624              $11,720              $86,759              $75,121
  Gross profit                          $ 2,054              $ 2,512              $15,646              $13,485
  Income before income taxes            $   150              $   750              $ 7,773              $ 6,683
  Net income                            $    98              $   479              $ 4,976              $ 4,331

Balance Sheet (at end of period)
  Working capital                       $21,854              $20,717              $22,706              $18,557
  Total assets                          $60,578              $52,100              $62,832              $48,222
  Total long-term indebtedness          $ 6,534              $ 7,629              $ 6,834              $ 3,429
  Shareholder's equity                  $31,383              $24,559              $31,753              $24,080

Per Share(s)
  Net income per common share           $   .03              $   .13              $  1.31              $  1.15



8.   SOURCE AND AMOUNT OF FUNDS

     The Company estimates that there are approximately 358 Record Holders, consisting of holders of record of the Shares identified on the shareholders' list provided by the Company's transfer agent together with persons and entities whose shares are registered in a "street name" account maintained at a broker, dealer, commercial bank, trust company or other nominee. If all of such persons were to tender the Maximum Amount (or the total number of Shares owned by such persons if less than the Maximum Amount is owned), and the Company were to purchase all of such Shares at the $18.00 Purchase Price, the maximum aggregate cost of the Offer would be $3,449,844. The fees and expenses associated with the Offer are estimated to be $70,000. See Section 14.

     The Company has unsecured working capital lines of credit with various lenders aggregating $42,500,000, of which $29,535,000 was outstanding at March 1, 1997. The lines of credit bear interest at rates ranging from 6.2% to 8.0% per annum. The Company currently anticipates that the funds necessary to purchase the Shares and to pay the fees and expenses of the Offer will be provided by one or more of the Company's lines of credit; however, the Company has not yet identified which of its lines of credit it will use. Subsequent to the Offer, the Company may convert that portion of the line of credit borrowings used to fund the Offer to a term loan on mutually acceptable terms and conditions to be negotiated between the Company and its lenders.

9.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary under currently applicable law of certain federal income tax considerations applicable to the Offer. The discussion set forth below is for general information only and the tax treatment described herein may vary depending upon each shareholder's particular circumstances and tax position. Certain shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, regulated investment companies, foreign corporations, persons who are not citizens or residents of the United States, shareholders who do not hold their Shares as capital assets, shareholders who hold the Shares as part of a straddle hedging transaction or conversion transaction, and shareholders who have acquired their Shares upon the exercise of compensatory options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Services ("IRS") will be applied for with respect to the federal income tax consequences of the Offer and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated. The discussion does not consider the effect of any applicable foreign, state, local or other tax laws. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR

TAX CONSEQUENCES TO HIM OR HER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     In General. A shareholder's exchange of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. The federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances.

     Treatment as a Sale or Exchange. Under Section 302 of the Code, a transfer of Shares to the Company pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares if the receipt of cash upon the sale
(a) is "substantially disproportionate" with respect to the shareholder,
(b) results in a "complete redemption" of the shareholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. These tests (the "Section 302 tests") are explained more fully below.

     If any of the Section 302 tests is satisfied, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's basis in the Shares sold pursuant to the Offer. If the Shares are held as capital assets, the gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the Shares have been held for more than one year.

     Treatment as a Dividend. If none of the Section 302 tests is satisfied and the Company has sufficient earnings and profits, a tendering shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer. This amount will not be reduced by the shareholder's basis in the Shares sold pursuant to the Offer, and (except as described below for corporate shareholders eligible for the dividends-received deduction) the shareholder's basis in those Shares will be added to the shareholder's basis in his or her remaining Shares. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular shareholder, and thus no assurance can be given that any particular shareholder will not be treated as having received a dividend taxable as ordinary income.

     Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, a shareholder must take into account not only stock actually owned by the shareholder, but also stock of the Company that is constructively owned within the meaning of Section 318 of the Code. Under
Section 318, a shareholder may constructively own stock of the Company actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder has an interest, as well as any stock of the Company which the shareholder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

     The Section 302 Tests. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a dividend distribution. Because the operation of the tests is based on a shareholder's particular situation, shareholders should consult with their own tax advisors concerning the applicability to them of any of the Section 302 tests.

          (a) Substantially Disproportionate Test. The receipt of cash by a shareholder will be substantially disproportionate with respect to the shareholder if the percentage of the outstanding voting stock of the Company actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by the shareholder immediately before the exchange (treating Shares purchased pursuant to the Offer as outstanding).

          (b) Complete Redemption Test. The receipt of cash by a shareholder will constitute a complete redemption of the shareholder's interest if either
(i) all of the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of all Shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

          (c) Not Essentially Equivalent To A Dividend Test. The receipt of cash by a shareholder will not be essentially equivalent to a dividend if the shareholder's exchange of Shares pursuant to the Offer results in a meaningful reduction of the shareholder's proportionate interest in the Company. Whether the receipt of cash by a shareholder will not be essentially equivalent to a dividend will depend on a shareholder's particular facts and circumstances. However, in certain circumstances, in the case of a shareholder with a small, minority interest, even a modest reduction may satisfy this test. For example, the IRS has indicated in a published ruling that in the case of a small minority shareholder of a publicly held corporation who exercises no control over corporate affairs, a reduction in the shareholder's proportionate interest in the corporation from .0001118% to .0001081% (which represented only a 3.3% reduction in the shareholder's percentage ownership of outstanding shares for purposes of the substantially disproportionate test) would constitute a meaningful reduction.

     Under certain circumstances, it may be possible for a tendering shareholder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares actually or constructively owned by the shareholder but that is not purchased pursuant to the Offer. Correspondingly, a shareholder may not be able to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the shareholder or by a related party whose stock is constructively owned by the shareholder. Accordingly, shareholders should consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

     Special Rules for Corporate Shareholders. If the exchange of Shares by a corporate shareholder does not satisfy any of the Section 302 tests and is therefore treated as a dividend, the shareholder may be entitled to a dividends-received deduction equal to 70% of the dividend. There are a number of limitations on the availability of this deduction, however, and the dividends-received deduction may not be available or could be limited if, for example, the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or the Shares are treated as "debt financed portfolio stock." Finally, it is expected that if a dividends-received deduction is available, the dividend will generally constitute an extraordinary dividend under Section 1059 of the Code. As a result, a corporate shareholder will be required to reduce its tax basis in its Shares (but not below zero) by the non-taxed portion of the dividend (that is, the portion of the dividend equal to the dividends-received deduction). If the non-taxed portion of the dividend exceeds the corporate shareholder's tax basis in its Shares, the excess must be treated as gain from the sale of the Shares for the taxable year in which a sale or disposition of the Shares occurs.

     Backup Withholding. See Section 3 concerning the potential application of the federal backup withholding.

10.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, any person controlling the Company, nor any associate of any of the foregoing, has effected any transactions in the Shares during the 60 days prior to the date hereof except as set forth below.

     On April 4, 1997, the Company terminated its common stock repurchase program. During the sixty day period prior to the date hereof, the Company repurchased 16,000 Shares on March 18, 1997, at a purchase price of $17.25 per Share, and the Company repurchased an additional 1,400 Shares on April 4, 1997, at a purchase price of $16.75 per Share.

     Stock options to purchase an aggregate of 175,000 shares of the Company's common stock, at an exercise price of $6.90 per share, expire on April 16, 1997, including options to purchase 62,500 shares granted to Jay Andrews and options to purchase 37,500 shares granted to Marvin Grossman, directors and executive officers of the Company, and options to purchase 25,000 shares granted to Joseph
J. Connors, Executive Vice President of the Company. As the market price for the common stock exceeds the exercise price for the foregoing options, the Company anticipates that all or substantially all of the such options will be exercised prior to their expiration date.

     In connection with the merger of Scott Mills, Inc. with and into a wholly-owned subsidiary of the Company on September 29, 1997, the Company obtained written agreements from certain of the Company's stockholders, including each of the Company's directors other than Jay Andrews, that such persons would not sell or otherwise transfer their Shares in connection with the Company's 1996 common stock repurchase program or in a manner which would violate the continuity of shareholder ownership rules under Internal Revenue Code regulations as they pertained to the merger. These "standstill" agreements were obtained to satisfy certain technical federal income tax requirements associated with the tax-free nature of the merger. The parties are no longer bound by these agreements and are, therefore, not contractually prohibited from participating in the Offer if they choose to do so.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as set forth in this Offer to Purchase, since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no contacts or negotiation concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or occurred between any affiliates of the Company or between the Company or any of its affiliates and any unaffiliated person.

     The Company has been informed by its directors and executive officers that none currently intend to tender Shares owned by them pursuant to the Offer.

11.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; NO APPRAISAL RIGHTS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept Shares for payment is subject to certain conditions. See Section 5. No appraisal rights are available to holders of the Shares in connection with the Offer.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of shareholders.

     The trading of the Shares is currently reported on the NNM. Following the Offer, the Company intends to delist the Shares from the NNM and deregister under the Exchange Act. As of April 11, 1997, there were 3,692,835 Shares outstanding and 240 shareholders of record (calculated in accordance with the Exchange Act). Due to the foregoing number of record holders, the Shares no longer meet the requirements for continued quotation on the NNM. Pursuant to the NNM's published guidelines, shares of common stock are not eligible to be included for listing if, among other things, the number of shares publicly held falls below 200,000, the number of holders of shares falls below 400 or the aggregate market value of such publicly held shares does not exceed $1,000,000. If these standards are not met, quotations might continue to be published in the NASDAQ SmallCap Market, Inc., but if the number of holders of the shares falls below 300, or if the number of publicly held shares falls below 100,000, or there is not at least one market maker for the shares, NASD rules provide that the securities would no longer be "authorized" for NASDAQ reporting and NASDAQ would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 10% of the shares of the issuer will ordinarily not be considered as being publicly held for this purpose. In the event the Shares were no longer quoted on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. Among other things, this has the effect of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is likely that, following the purchase of the Shares pursuant to the Offer the Shares will no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In such event, Shares could no longer be used as collateral for margin loans made by brokers.

     The Shares are currently registered under the Exchange Act which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. Registration of the Shares under the Exchange Act will be terminated upon application by the Company to the Commission promptly following the termination of the Offer.

     The termination of the registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the Company's officers, directors and ten-percent shareholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and shareholders through purchases and sales of the Company's equity securities within any six-month period may be recaptured by the Company. In addition, the ability of "affiliates" of the Company and other persons to dispose of Shares may be impaired or eliminated. When registration of the Shares under the Exchange Act is terminated, the Shares will no longer be "margin securities" or eligible for NNM reporting.

     Following the Offer and deregistration of the Shares under the Exchange Act, the Company may take certain action to eliminate any interests in the Shares held by remaining minority public shareholders of the Company including, but not limited to, merging out any remaining minority public shareholders of the Company on such terms and conditions as the Company may determine.

     Although the Company will deregister from the Exchange Act and delist its Shares from the NNM following the completion of the Offer, the Company may in the future decide again to avail itself of certain of the benefits associated with being a publicly traded company, including the ability to raise capital through the equity markets if such capital is needed. The Company's decision to remain a private company following the Offer or its decision to again register as a public company will be dependent upon a number of factors relating to the Company's business, prospects, opportunities and financial condition, as well as upon factors relating to the public markets and the apparel and textile industries in general.

13.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of any Shares by giving oral or written notice of such extensions to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 3. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5 or otherwise by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to owners of Shares or by decreasing the number of Shares being sought in the Offer) or to waive the limitation on the maximum number of shares to be purchased pursuant to the Offer. Amendments to the Offer may be made at any time in the case of an extension, to be issued no later than 9:00 a.m., Philadelphia time, on the next business day after the previously scheduled Expiration Date. Any disclosure of a material change in the information published, sent or given to shareholders will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement pursuant to or concerning the Offer, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. If
(a) the Company (i) increases or decreases the price at which Shares may be properly tendered or (ii) decreases the number of Shares being sought, and
(b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such ten-business-day period.

14.  FEES AND EXPENSES

     The Company has retained Compass Capital Advisors as its financial advisor in connection with the Offer. Compass Capital Advisors will receive a fee of $25,000 for its services as financial advisor. The Company will also reimburse Compass Capital Advisors for its reasonable out-of-pocket expenses relating to the Offer. The Company has agreed to indemnify Compass Capital Advisors against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     The Company has retained American Stock Transfer and Trust Company as Depositary in connection with the Offer. The Depositary will each receive reasonable and customary compensation for customary services in connection with the Offer and will be reimbursed for customary and reasonable out-of-pocket expenses. The Company has agreed to indemnify the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Depositary has not been retained to, or is authorized to, make solicitations or recommendations in connection with the Offer.

     The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as an agent for the Company for the purpose of the Offer. The Company will not pay (or cause to be paid) any stock transfer taxes on its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Estimated costs and fees in connection with the Offer, all of which are the obligation of the Company, are as follows:

Solicitation fees and expenses........................................  $ 2,000
Financial advisory fees...............................................  $25,000
Filing fees...........................................................  $   690
Legal, accounting, and other professional fees........................  $25,000
Printing and distribution costs.......................................  $15,000
Miscellaneous.........................................................  $ 2,310
                                                                        -------

     Total............................................................  $70,000
                                                                        =======

     The above amounts are estimates only and actual expenditures may vary substantially from the estimates depending on the circumstances.

15.  MISCELLANEOUS

     The Offer is not being made to, nor will the Company accept tenders from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good-faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                                            KLEINERT'S, INC.

APRIL 15, 1997

                                                                         Annex A

April 14, 1997

Board of Directors
Kleinert's Inc.
120 W. Germantown Pike
Suite 100
Plymouth Meeting, PA 19462-1420


Dear Board Members:

     You have asked us to render our opinion as to whether a proposed offer to the shareholders of Kleinert's, Inc. (the "Company") to purchase up to 1,000 shares of common stock from each record holder at $18.00 cash per share (the "Transaction") is fair, from a financial point of view, to the shareholders of the Company who receive cash for their shares in the Transaction.

     Compass Capital Advisors ("CCA") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, employee benefit plans, and valuations for corporate, estate, and other purposes. Neither CCA nor any of its officers or employees has any interest in the Company or in the securities which are the subjects of this opinion, and all of such persons are otherwise independent with respect to the Transaction.

     In arriving at our opinion, we have:

     1. reviewed a draft of the proposed tender offer;

     2. reviewed the Company's Annual Reports to Shareholders containing financial information for the three fiscal years ending with the fiscal year ended November 30, 1996;

     3. reviewed projections of the Company's operating results for calendar years 1997 through 2001 prepared by management and discussed the operations and prospects of the Company with senior management;

     4. reviewed trading activity in the Company's stock for 1996 and 1997 to date;


Board of Directors
April 14, 1997
Page 2

     5. reviewed and analyzed trading and financial information regarding public companies in the Company's industry;

     6. reviewed available information relating to purchases of the Company's common stock from 1993 to date by the Company;

     7. prepared a discounted future earnings analysis of the Company's projected operating results;

     8. reviewed publicly reported acquisitions in the Company's industry from October 1994 through September 1996, the last month for which we were able to find such information;

     9. reviewed the liquidation values of the Company's assets with management; and

     10. reviewed all of the foregoing with you before forming our opinion.

     In arriving at our opinion, we have not independently verified any of the information we reviewed and our opinion is given in reliance on the accuracy and completness of the information furnished to us. We have not made an independent evaluation or appraisal of the assets of the Company, nor are we aware of any current independent appraisals thereof. Should any of the information provided to us be inaccurate or incomplete in any material respect, our opinion may change; however, we have no reason to believe that any information we received is materially inaccurate or incomplete.


Board of Directors
April 14, 1997
Page 3

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the shareholders of the Company who receive cash for their shares in the Transaction.



COMPASS CAPITAL ADVISORS

/s/ Gabriel F. Nagy
-------------------------------
Gabriel F. Nagy, A.S.A.
Principal

GFN: kas

                                                                        ANNEX B

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM 10-K


(Mark One)
 X   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
---  EXCHANGE ACT OF 1934

For the fiscal year ended November 30, 1996
                          -----------------

                                       OR


____ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934


For the transition period from ____________ to ____________

                          Commission file number 1-6454
                                                 ------

                                KLEINERT'S, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

      Pennsylvania                                          13-0921860
--------------------------------------------------------------------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

120 West Germantown Pike, Suite 100
Plymouth Meeting, Pennsylvania                                19462
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (610) 828-7261 Securities registered pursuant to Section 12(b) of the Act: None


           Securities registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                ----------------
                                (Title of class)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.         Yes   X         No ___
                                                       ---

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM 10-K

                                    Continued


     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     The aggregate value of the voting stock held by the non-affiliates of the registrant was $35,000,175 at February 3, 1997.

APPLICABLE ONLY TO CORPORATE ISSUERS: Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

               Class                         Outstanding at February 3, 1997
-------------------------------------        -------------------------------
           Common Stock
     Par Value $1.00 per share                         3,722,834


DOCUMENTS INCORPORATED BY REFERENCE: Part III-Definitive proxy statement for the Annual Meeting of Shareholders presently scheduled to be held April 17, 1997 to be filed pursuant to Regulation 14A.

                                     PART I

Item 1.   Business

     Kleinert's, Inc. (together with its subsidiaries, "Kleinert's" or the "Registrant") is engaged in the design, manufacture and sale of infants' and children's sleepwear and playwear, children's sportswear and children's T-shirts. The Registrant also manufactures, distributes and sells certain items of personal apparel. In September 1996, the Registrant re-entered the textile industry when it acquired Scott Mills, Inc. which was merged into the Registrant's Kleinert's, Inc. Of Alabama subsidiary.

     The Registrant was founded in 1869 under the name of I.B. Kleinert Rubber Company and was reincorporated in Pennsylvania under its current name in 1970. The Registrant's principal executive offices are located at 120 West Germantown Pike, Suite 100, Plymouth Meeting, Pennsylvania 19462 and its telephone number is (610) 828-7261.

     On December 19, 1995, Kleinert's, Inc., through its newly formed wholly-owned subsidiary, Kleinert's, Inc. of Florida,("together, the Company"), consummated a transaction (the "Transaction") pursuant to which the Registrant acquired substantially all of the assets of Pixie Playmates, Inc. ("Pixie") and Certified Sewing Services, Inc. ("Certified") two Florida corporations, and all of the capital stock of Certified Apparel Services of Honduras, Inc., S.A., a Honduran corporation ("CASH"). Pixie, Certified and CASH, all of which are affiliated entities, are engaged in the manufacture and sale of children's apparel.

     In consideration for the assets of Pixie and Certified and the shares of CASH, the Registrant paid an aggregate purchase price of $4,650,000. The purchase price was financed by the Registrant through an amendment to its existing bank financing agreement to provide for an additional term debt facility.

     On September 30, 1996, the Registrant consummated the Merger (the "Merger") of Scott Mills, Inc. ("Scott Mills"), with and into the Company's wholly-owned subsidiary, Kleinert's, Inc. of Alabama ("Kleinert's Alabama"), pursuant to an Agreement and Plan of Merger dated June 10, 1996 among the Company, Scott Mills and Kleinert's Alabama (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of Scott Mills Common Stock outstanding on September 30, 1996 was converted into the right to receive $.03 in cash and .0152 of a share of the Company's Common Stock, determined by the division of $.27 for each share of Scott Mill's stock by $17.75 which represented the average price of the Company's stock on the five trading days immediately preceding the consummation of the Merger (as determined pursuant to the Merger Agreement). Cash was paid in lieu of fractional shares. The Company has issued approximately 51,000 shares of its Common Stock and approximately $101,000 in cash in exchange for all of the outstanding shares of Common Stock of Scott Mills.

     As used herein, unless the context otherwise indicates, the term "Registrant" refers to Kleinert's, Inc. and its subsidiaries, Kleinert's, Inc. of Alabama, Kleinert's, Inc. of

Delaware, Kleinert's, Inc. of New York, Kleinert's, Inc. of Florida and Certified Apparel Services of Honduras Inc., S.A.

     To more reasonably reflect the seasonality of operations, the Registrant's fiscal year ends the Saturday nearest November 30. Fiscal years 1996 and 1995 were fifty two week years. Fiscal year 1994 was a fifty three week year. The following table sets forth financial information for each of the Registrant's last three fiscal years relating to: (1) net sales; (2) operating profit; and
(3) identifiable assets.

                                                     Fiscal Year Ended
                                            Nov. 30,       Dec. 2,       Dec. 3,
                                              1996          1995          1994
                                            --------      --------      --------
                                                      ($000's omitted)
Net sales                                   $ 86,759      $ 75,121      $ 69,262

Operating profit                            $  9,705      $  8,334      $  7,326

Identifiable assets*                        $ 62,832      $ 48,222      $ 40,462

----------
*Includes goodwill of $3,803, $310 and $325, respectively.

1.   Apparel

     Children's Apparel

     The sleepwear manufactured by the Registrant consists primarily of blanket sleepers made of 100% polyester fleece in sizes ranging from newborn to girls' and boys' size 14 and knit sets made of polyester interlock, jersey, double-knit or terrycloth fabric for infants in sizes ranging from newborn to size 24 months. All of the Registrant's sleepwear is made of 100% polyester and complies with the requirements of the Consumer Products Safety Commission relating to flammability standards (See "Manufacturing"). Sales of sleepwear represented 48%, 50%
and 51% of children's apparel net sales in fiscal year 1996, 1995 and 1994, respectively.

     The Registrant's playwear consists primarily of activewear sets and separates in sizes ranging from infant through girls' and boys' size 14. Activewear sets are two-piece jog sets consisting of pants and a top made of polyester cotton blend, 100% acrylic fleece or printed interlock fabric. Separates are the same as the jog sets, except separates consist of either the top or the pant only. The Registrant also manufactures and sells T-shirts, primarily for children, made of 100% cotton or polyester cotton blend, in sizes ranging from infant through toddler. Sales of playwear including T-shirts represented 41%, 50% and 49% of children's apparel net sales in fiscal year 1996, 1995 and 1994, respectively.

     The Registrant's sportswear line is made mainly from woven fabrics including denim and corduroy. Sizes range from infant through boys and girls size 14. Sales of sportswear represented 11% of children's apparel net sales in fiscal year 1996.

     The Registrant has screen print and embroidery equipment which is used in the apparel manufacturing process. The Registrant's in-house staff of artists create designs which are meticulously engineered onto cut parts and then sewn in the manufacturing process. Typically the screen print equipment is used in the manufacture of jog sets and the embroidery equipment is used in the manufacture of the Registrant's sleepwear products.

           The Registrant's apparel products are sold at retail prices generally ranging from $7.00 to $18.00 for sleepwear, from $6.00 to $14.00 for playwear, from $5.00 to $9.00 for T-shirts/polo shirts and from $6.00 to $18.00 for sportswear (See "Marketing").

     Personal Apparel

     The Registrant manufactures and sells dress and garment shields and distributes personal apparel and sanitary items. Dress and garment shields protect clothing from underarm perspiration stains. The retail price of the personal apparel items sold by the Registrant generally ranges from $4.25 to $15.90. The Registrant distributes adult incontinence products under the names "Safe `N Dry" and "Feel and Sure". These products are distributed in conjunction with Hygienics Industries, Inc., in accordance with an exclusive licensing arrangement. Sales of personal apparel items represented less than 2% of the Registrant's consolidated net sales during each of the last three fiscal years.

     Textiles

     The Registrant knits polyester, cotton/polyester blend, cotton and acrylic fabrics for the children's and women's apparel markets. The fabrics are used in the manufacturing of the Registrant's children's apparel and are also sold to outside apparel manufactures. Sales of textiles to third parties were less than 1% for the two months of operations included in consolidated net sales for fiscal year 1996.

2.   Manufacturing - Apparel

     Production

     The Registrant's infants' and children's playwear and sleepwear is cut, sewn, inspected, packaged and warehoused at the Registrant's 340,000 square foot Elba, Alabama facility. The Elba facility performs the same functions with respect to T-shirts, except for the sewing and inspection of T-shirts, which are currently performed at the Registrant's 22,000 square foot Greenville, Alabama facility. The 85,000 square foot facilities of the Kleinert's, Inc. of Florida facility in the Tampa Bay area of Florida perform essentially the same functions as the Elba facility with respect to woven children's wear products. The Registrant's Honduras facility is primarily engaged in sewing, inspection and packaging of sleepwear and sportswear products.

     The apparel manufacturing process begins with purchased fabric, which is then cut into specific garment parts such as sleeves, fronts, backs and collars, and then bundled. The cut parts are sewn in an assembly line format with various adornments, such as screen printing or embroidery added before the cut parts are sewn. Fabric is inspected prior to cutting and each garment is inspected at least twice, once during sewing and once after it is sewn, but before it is warehoused. Quality control tests are also performed after cut parts are printed or embroidered. Samples of each lot of sleepwear are tested to ensure compliance with government flammability standards and samples from all lots of sleepwear, playwear and T-shirts are wash tested for shrinkage and colorfastness.

     In an effort to control more closely its apparel manufacturing process, the Registrant during the past five years has installed new equipment and upgraded existing equipment. The Registrant has installed a completely integrated screen print system, and a "real time" work-in-process system at its Alabama facilities to better monitor and control the manufacturing process and additional embroidery machines. The Registrant has also installed in its Elba, Alabama facility a real-time computer based data collection and information warehouse processing system which has enabled improved monitoring of the movement of finished goods as they are warehoused and processed for shipment. This system provides up-to-the minute information both to management and its retail customers and permits the Registrant to ship more goods in the ever shrinking shipping window as a result of implementation of "Quick Response" via Electronic Data Interchange ("E.D.I.").

     The Registrant's Elba facility currently operates one eight-hour shift a day for sewing and two shifts a day (when needed) for cutting, screen print and embroidery, five days a week. The Greenville and Florida facilities currently operate one eight-hour shift a day, five days a week. The Honduras facility operates on five and one-half day weeks.

     During fiscal years 1996 and 1995, the Registrant spent $2,238,000 and $5,808,000, respectively, for contract sewing of T-shirts, jog sets and basic separates. The Registrant will continue to use outside contractors to manufacture various products in order to meet peak season deliveries which are in excess of the existing in-house manufacturing capacity of the Registrant. Kleinert's has conducted business with several contract sewers in the past few years depending upon the type of product to be manufactured. The principal contractor has been Precision Textiles, Inc. (P.T.I.), which has sewn primarily fleece sets or separates however, Kleinert's believes that there are readily available alternate sources for contract sewing.

     Raw Materials

     During fiscal year 1996, approximately 21.7% of the fabric purchased for the Registrant's children's apparel division was purchased from one vendor. The Company also purchased $6,917,000 or 9.2% of its fabric requirements from Scott Mills during fiscal year 1996. Vendors are selected on the basis of quality, price and service; however, the Registrant's fabric needs could be met by other vendors at prices that in most cases are competitive. The remaining materials used in the manufacture of children's apparel were purchased from a variety of sources.

     Raw materials for the Registrant's personal apparel products are purchased from a limited number of sources. The Registrant believes that alternative sources are readily available at competitive prices.

     Manufacturing - Textiles

     Production

     The Registrant's fabric and textile manufacturing process since its merger with Scott Mills during fiscal year 1996 begins with circular knitting machines which knit various types of greige goods (undyed fabric) in a tube producing jersey, interlock, mini jacquard, terrycloth, rib or novelty fabric. After knitting, the fabric is batched into lots for dyeing, which is subcontracted to third parties. The knitting facility normally operates 24 hours a day, five days a week.

     Fabric dyeing is a time consuming operation, with cycle times ranging from four to twelve hours depending on the type of fabric and the dye color. The finishing process sets the width and length of the fabric as it is dried. In addition to the normal drying process, fleece fabrics such as acrylic fleece are "napped"-fed through machines that fluff one side of the fabric using rotating wire brushes. Subcontracting parties also mechanically compact 100% cotton fabric in order to reduce wash shrinkage of garments without using resins. Reducing wash shrinkage is becoming increasingly important to the retail consumer.

     All fabrics are tested for consistency of fabric color in the dye vessels and are tested again on a random basis after the last finishing process.

     In addition, a piece of every fabric lot produced is sent through a series of quality control tests to ensure compliance with the Consumer Product Safety Act, Flammable Fabrics Act,

Textile Fiber Products Identification Act and other rules and regulations promulgated by the Consumer Products Safety Commission.

     Raw Materials

     The principal raw materials used in the textile division are acrylic, polyester and poly-cotton yarns. The raw materials are knit into five basic constructions-terrycloth, interlock, jersey, mini jacquard and rib. In addition, the Registrant makes variations of those basic constructions including fleece and novelty fabrics.

     The Registrant believes that the consistent quality of raw materials and service provided by its vendors is very important; therefore, it relies on one principal supplier for each of its principal raw materials rather than relying on a diversified supplier base. While the number of potential suppliers has decreased in recent years, the Registrant believes there are alternative sources of raw materials should the need arise in the future.

3.   Marketing

     The Registrant's children's apparel products are sold primarily by an in-house sales staff of nine people which are organized on the basis of specific customers. In addition, there are six independent commissioned sales representatives. The independent commissioned sales representatives account for 38% of total children's apparels sales. Sales efforts are principally conducted from the Registrant's New York City showroom.

     The Registrant sells most of its apparel to national chain stores, mass merchandisers, department stores and specialty stores, such as Target Stores, J.C. Penney, Sears, Wal-Mart, Kids R'Us, K-Mart, Federated, May, Nordstrom and Mercantile Stores. During fiscal year 1996 sales of apparel were made to approximately 300 customers. No single customer accounted for more than 10% of the Registrant's consolidated net sales for fiscal year 1996 other than Wal-Mart, Target Stores and J.C. Penney, which accounted for approximately 14%, 12% and 11%, respectively, of consolidated net sales during the period.

     In recent years the Registrant has received awards from its customers in recognition of the Registrant's outstanding quality and service. The awards are indicative of strategic partnerships which the Registrant has been successful in developing over many years of providing quality service and merchandise, particularly as the number of retailers continues to decrease. The result of the Registrant's emphasis on quality is demonstrated by the Registrant's returns and allowances being less than 3% of gross sales in each of the last three fiscal years. This compares with an industry average exceeding 7% of gross sales.

     The apparel division has quick response programs in place with major customers and communicates with many of its vendors and customers via E.D.I. This E.D.I. system allows customers and vendors to communicate purchase orders, invoices, advance shipping notices and available inventory lists electronically. The real-time, work-in-process and warehouse systems aid the Registrant in servicing the customer by enabling the Registrant to monitor on a "real time" basis goods on the sewing floor and in the warehouse, thereby permitting the Registrant to circumvent production bottlenecks that could cause late deliveries.

     The Registrant markets its personal apparel products exclusively under the Kleinert's label through chain, variety and drug stores, wholesale distributors, fabric centers and direct mail order.

     Sales of the Registrant's textile products are directed through the Registrant's in-house management primarily to garment manufacturers, including children's wear manufacturers.

     Backlog

     The backlog of orders for apparel goods was approximately $4,598,000 at February 3, 1997 which is consistent with the level of open orders at February 2, 1996 of $4,486,000. The amount of unfilled orders at a particular time is affected by a number of factors including the scheduling of manufacturing and product shipping, which in many instances is dependent on the desires of the customer. The Registrant anticipates that all orders will be filled during the current fiscal year.

     The backlog of orders for the knitting operation was approximately $1,800,000 at February 3, 1997. The level of orders reflects the addition of one new salesmen in the textile division. The Registrant anticipates that all orders will be filled during the current fiscal year.

4.   Competition

     The infants' and children's apparel markets are highly competitive and include many manufacturers from around the world in all product lines, including some which are larger and have substantially greater market share and resources than the Registrant. The Registrant believes that it competes with other manufacturers in each of its markets on the basis of price, quality, service and availability of products.

     Foreign competition has been a significant factor in the children's apparel industry. The Registrant believes that it can best compete with foreign competition by providing superior customer service, responding quickly to changes in customer demand and providing more timely deliveries. The benefits of manufacturing domestically may permit retailers to reduce their inventory levels and lower the risk that product availability will not match consumer demand.

     The Registrant experiences limited competition in the personal apparel market.

     The domestic textile industry is highly competitive and no one firm dominates the United States market. In recent years there has been a trend toward consolidation and capacity reduction in the U.S. textile industry. A large number of domestic and foreign producers compete with the Registrant. Although domestic textile producers currently are the Registrant's greatest competitors, foreign textile and apparel producers are significantly increasing their penetration of the domestic market. The Registrant expects foreign producers to further expand their market share at the expense of domestic producers in the years ahead.

     The long-term prospects of the Registrant will also be affected by the ability of its apparel customers to remain competitive in the face of foreign competition. Textile import decisions by U.S. retailers and apparel manufacturers are influenced by a number of factors, including raw material costs, lead times, political instability and infrastructure deficiencies of newly industrializing countries, fluctuating currency exchange rates, individual government policies and international agreements regarding textile and apparel trade.

5.   Employees

     As of January 1, 1997, the Registrant had 1,585 full time employees including approximately 1,387 in manufacturing (of which 755 are in Elba, Alabama, 76 in Greenville, Alabama, 204 in the Florida plants, 325 in Honduras, and 27 in Gastonia, N.C.) 25 in merchandising, design and sales, 110 in supervisory/clerical/administration and 63 in general management. Historically, the number of employees increases during the summer and fall due to seasonal factors. None of the Registrant's domestic employees are party to a collective bargaining agreement and the Registrant believes its employee relations are satisfactory. The employees in Honduras are under a collective bargaining agreement as required by Honduras laws.

6.   Governmental and Environmental Regulation

     The Registrant and its operations are subject to federal, state and local laws, as well as Honduran law in the case of Certified Apparel Services of Honduras, Inc., including the Occupational Safety and Health Act (OSHA), the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Products Identification Act and the rules and regulations promulgated thereunder. The Registrant believes it is in substantial compliance with all applicable governmental requirements under these laws and regulations.

     The Registrant and its operations are subject to federal, state and local laws and regulations concerning the protection of the environment including those related to the generation and discharge of waste water, the generation, storage, transportation and disposal of other wastes, and emissions into the air. The Registrant is not currently the subject of any proceedings under these laws and regulations, and believes it is in substantial compliance with all applicable governmental requirements under these laws and regulations.

     The Registrant does not anticipate that environmental or O.S.H.A. law and regulations, or compliance with other federal, state and local laws and regulations, will require substantial expenditures or materially affect its results of operations or financial condition during the foreseeable future unless conditions unknown to the Registrant are discovered or new or stricter requirements are imposed.

Item 2.   Properties

     The Registrant conducts its manufacturing operations from three plants in Alabama, two plants in Florida, one plant in Honduras, C.A. and one plant in North Carolina. The Registrant's principal executive offices are located in Plymouth Meeting, Pennsylvania, a suburb of Philadelphia. The Registrant's sales, marketing, merchandising and design functions are conducted from its offices located in New York, New York. The Registrant believes that its plants and equipment are well maintained and are sufficient, when combined with production from outside contractors, to meet expected output levels in fiscal year 1997. In addition, the Registrant leases an office in suburban Wilmington, Delaware for its subsidiary, Kleinert's, Inc. of Delaware.

     The following table sets forth a summary of the principal facilities owned or leased by the Registrant as of January 1, 1997:

                                                            Basis of
Location            Primary Use                   Sq. Ft.   Occupancy
--------            -----------                   -------   ---------
Elba,               Manufacture of children's     340,000   Owned
Alabama             apparel

Elba,               Finished goods warehouse       11,000   Lease expiring
Alabama                                                     November 30, 1997

Greenville,         Sewing of T-shirts and         22,000   Lease expiring
Alabama             activewear tops                         February 14, 1998(1)

New York,           Marketing, merchandising       12,878   Lease expiring
New York            and design of infant's                  March, 2001
                    and children's wear

Plymouth            Executive offices               3,900   Lease expiring
Meeting,                                                    September, 2001
Pennsylvania

Largo,              Manufacture of Children's      78,000   Lease expiring
Florida             apparel                                 December, 1998(2)

Safety Harbor,      Manufacture of Children's       7,000   Lease expiring
Florida             apparel                                 July, 1997(2)

San Pedro           Manufacture of Children's      42,000   Lease expiring
 Sula               apparel                                 October, 2000(2)
Honduras, CA

San Pedro           Visitors housing facility       1,400   Lease expiring
 Sula                                                       May 1997
Honduras, CA

Gastonia,           Knitting and warehouse         27,000   Lease expiring
North Carolina      yarn and finished goods                 April, 2001

----------
(1) The Registrant has an option to renew the lease for an additional one year, and has an option to purchase this facility, including approximately 5.6 acres of land, for $140,000. Certain portions of the rental payments may be applied against the purchase price.

(2)  The Registrant has options to renew these leases.

Item 3.   Legal Proceedings

     The Registrant currently is not a party to any material litigation.

Item 4.   Submission of Matters to a Vote of Security Holders

     No matter was submitted to a vote of security holders through the solicitation of proxies or otherwise during the fourth quarter of fiscal year 1996.

                                     PART II

Item 5.   Market For The Registrant's Common Stock
          And Related Stockholder Matters

     The Registrant's common stock is traded in the over-the-counter market on the NASDAQ National Market System under the symbol "KLRT". The following table sets forth for the periods indicated the high and low closing sale prices as reported by NASDAQ.

                                                     Stock Price Range
                                                     -----------------
                                               High                      Low
                                               ----                      ---
     Fiscal Year 1996
     ----------------
     Dec   3, 1995  -  Mar. 2,  1996         $17 1/2                   $15 3/4
     Mar.  3, 1996  -  June 1,  1996         $17 1/2                   $15
     June  2, 1996  -  Aug. 31, 1996         $17 1/2                   $15
     Sept. 1, 1996  -  Nov. 30, 1996         $18                       $16 1/8


     Fiscal Year 1995
     ----------------
     Dec.  4, 1994  -  Mar.  4, 1995         $22 1/4                   $15 3/4
     Mar.  5, 1995  -  June  3, 1995         $21 1/2                   $18
     June  4, 1995  -  Sept. 2, 1995         $18 3/4                   $16
     Sept. 3, 1995  -  Dec.  2, 1995         $18                       $15 1/4

     The Registrant's common stock is thinly traded. The average weekly trading volume in fiscal years 1996 and 1995 was approximately 7,300 and 9,100 shares, respectively.

     On February 3, 1997, the closing sale price of the common stock was $17.50. On that date there were in excess of 250 holders of record of the common stock of the Registrant and there is estimated to be in excess of 500 shareholders of the common stock of the Registrant.

     No cash dividends were paid with respect to the Registrant's common stock during the past five fiscal years. The Registrant's working capital loan agreements provide that no cash dividends may be paid on the common stock unless the Registrant's consolidated net worth exceeds $15,000,000 after the payment of cash dividends. The Registrant's working capital loan agreements also require the Registrant to maintain certain financial covenants, including requirements on pretax income, working capital, tangible net worth, debt and capital expenditures. The Registrant was in compliance with all such financial covenants as of November 30, 1996. The Registrant does not expect to pay cash dividends in the foreseeable future, but rather expects to use its cash to expand its operations and become less of a seasonal borrower for working capital.

Item 6.   Selected Financial Data

                                        --------------Fiscal Year Ended--------------

                           Nov. 30,        Dec. 2,        Dec.  3,         Nov. 27,        Nov. 28,
                            1996            1995          1994 (1)          1993            1992
                         ----------      ----------      ----------      ----------      ----------
                                    (Dollar amounts in thousands, except per share data)
Operating Results:

Net sales                $   86,759      $   75,121      $   69,262      $   61,428      $   58,542
                         ==========      ==========      ==========      ==========      ==========
Income from
continuing
operations before
cumulative effect
of change in
accounting for
income taxes             $    4,976      $    4,331      $    3,872      $    3,325      $    3,124
                         ==========      ==========      ==========      ==========      ==========
Loss from
discontinued opera-
tions, net of tax
effect                   $     --        $     --        $     --        $   (1,263)     $   (2,599)
                         ==========      ==========      ==========      ==========      ==========
Cumulative effect
of change in
accounting for
income taxes             $     --        $     --        $      210      $     --        $     --
                         ==========      ==========      ==========      ==========      ==========
Per Share:

Income from
continuing
operations before
cumulative effect
of change in
accounting for
income taxes             $     1.31      $     1.15      $     1.04      $      .93      $      .90
                         ==========      ==========      ==========      ==========      ==========
Loss from
discontinued opera-
tions                    $     --        $     --        $     --        $     (.35)     $     (.75)
                         ==========      ==========      ==========      ==========      ==========
Cumulative effect
of change in
accounting for
income taxes             $     --        $     --        $      .06      $     --        $     --
                         ==========      ==========      ==========      ==========      ==========
Total assets             $   62,832      $   48,222      $   40,462      $   41,907      $   42,472
                         ==========      ==========      ==========      ==========      ==========
Long-term debt           $    6,834      $    3,429      $    4,624      $    5,469      $    6,643
                         ==========      ==========      ==========      ==========      ==========

(1)  Includes 53 weeks of operations.

Item 7.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations

     Results of Operations

     Net Sales. The following table presents, for the periods indicated, Kleinert's net sales by product line and segment.

                                                     Fiscal Year Ended
                                         ---------------------------------------
                                         Nov. 30,          Dec. 2,       Dec. 3,
                                           1996             1995          1994
                                         --------         --------      --------
                                                     ($000's omitted)
Sleepwear                                $ 40,155         $ 37,015      $ 34,601
Playwear                                   30,831           31,432        29,892
T-shirts                                    4,762            5,640         3,604
Sportswear                                  9,363             --            --
                                         --------         --------      --------
   Total Children's Apparel                85,111           74,087        68,097
Personal Apparel                              916            1,034         1,165
Textile                                       732(1)          --            --
                                         --------         --------      --------

    Total                                $ 86,759         $ 75,121      $ 69,262
                                         ========         ========      ========

     (1) Includes net sales for the two months of operations included in the Registrant's consolidated net sales from and after the effective date of the merger of Scott Mills into Kleinert's, Inc. of Alabama.

     Kleinert's business is highly seasonal the second half of the fiscal year (June through November) typically accounts for greater than 70% of annual sales. Retail customers typically build inventory levels prior to the August-September "back to school" period and continue to re-stock throughout the fall.

     Net sales increased $11,638,000 or 15.5% in fiscal year 1996 compared to fiscal year 1995. This increase was primarily due to the acquisition in December 1995 of Pixie Playmates, a woven sportswear company. Sportswear sales represented 10.8% of the Company's net sales for 1996. In addition, Kleinert's core business showed improved sales in sleepwear, an 8.5% or $3,140,000 increase. This increase was a result of increased market share as retail selling prices remained relatively constant throughout both years. These increases were offset by decreases in both the T-shirt and playwear lines; 15.6% or $878,000 in T-shirts and 1.9% or $601,000 in playwear. The decrease in T-shirts is due to lower sales to the Company's significant customer in this product line. The Company is evaluating its options with regard to the T-shirt business due to a change in the financial stability of its significant customer in this product line.

     Net sales increased $5,859,000 or 8.4% in fiscal year 1995 compared to fiscal year 1994. This increase was primarily due to a 7% increase or $2,414,000 in sleepwear and a 5% increase or $1,540,000 in playwear and a 56% increase or $2,036,000 in T-shirt sales. The increase in net sales represented an increase in market share since retail selling prices remained relatively constant throughout both years.

     A substantial portion of the increased market share during the periods presented has resulted from the successful implementation of sleepwear and playwear programs at some of the largest retail chains in the country. Kleinert's has developed a well earned reputation for quality and on-time delivery. Having been given increased opportunities to work with the successful large retailers in an ever consolidating field, Kleinert's has proven its reputation and received additional business. Kleinert's has supported its product penetration primarily by expanding its design effort both by increasing its staff and adding to its state-of-the-art computer assisted design equipment.

     The years ended November 30, 1996 and December 2, 1995 were 52 week years and the year ended December 3, 1994 contained 53 weeks. The impact of the additional week for the year ended December 3, 1994, relative to total sales for the entire fiscal year, was not significant.

     Gross Profit

     The following table presents, for the periods indicated, Kleinert's gross profit dollars (net sales less cost of goods sold) and gross profit as a percentage of net sales (profit margin) for each of its segments.

                                         Fiscal Year Ended
                     -----------------------------------------------------------
                     Nov. 30, 1996         Dec. 2, 1995          Dec. 3, 1994
                     -------------         ------------          ------------
                       % of Net              % of Net              % of Net
                         Sales                 Sales                 Sales
                       --------              --------              --------
                                          ($000's omitted))
Children's
 Apparel            $15,184      18%      $13,114      18%      $12,039      18%
Personal Apparel        348      40%          371      36%          437      38%
Textiles                114      16%         --        --          --        --
                    -------      --       -------      --       -------      --
Total               $15,646      18%      $13,485      18%      $12,476      18%
                    =======      ==       =======      ==       =======      ==

     Gross profit increased $2,161,000 in fiscal year 1996 compared to fiscal year 1995 and the profit margin remained stable at 18% when compared to fiscal year 1995. Gross profit increased $1,009,000 in fiscal year 1995 compared to fiscal year 1994 while the profit margin remained stable at 18% when compared to fiscal year 1994.

     General corporate expenses which are included in cost of goods sold increased $62,000 to $1,766,000 in fiscal year 1996 compared to $1,704,000 in fiscal year 1995.

     Total overhead included in cost of goods sold also included a large fixed cost component related to Kleinert's Elba, Alabama manufacturing facility that has remained relatively constant and has not increased in proportion to the additional sales volume. This has served to stabilize margins in spite of extreme competitive pressure on product pricing and the slight increase in general corporate expenses noted between fiscal year 1996 and 1995. Kleinert's intends to continue to maintain margins at current levels by controlling fixed costs and seeking to lower variable costs through volume purchasing of raw materials and sourcing of labor as required.

     General corporate expenses which are included in cost of goods sold increased $743,000 to $1,704,000 in fiscal year 1995 compared to fiscal year 1994 principally due to increased salaries, legal expenses and reduced reimbursement from Scott Mills to Kleinert's for certain corporate support services in fiscal year 1995 when compared to fiscal 1994.

     Depreciation and amortization expense was $1,038,000, $676,000 and $674,000 in the three fiscal years ended November 30, 1996, December 2, 1995, and December 3, 1994, respectively.

     Selling, General and Administrative Expenses

     The following table presents, for the periods indicated, Kleinert's selling, general and administrative expenses, including design, merchandising and related expenses, in dollars and as a percentage of net sales for each of its segments.

                                         Fiscal Year Ended
                 ---------------------------------------------------------------
                 Nov. 30, 1996             Dec. 2, 1995          Dec. 3, 1994
                 -------------             ------------          ------------
                   % of Net                  % of Net              % of Net
                     Sales                     Sales                 Sales
                   --------                  --------              --------
                                        ($000's omitted))
Children's
 Apparel         $5,667       6.7%      $4,971       6.7%      $4,967       7.3%
Personal
 Apparel            195      21.3%         180      17.4%         183      15.7%
Textile              79         8%        --        --           --        --
                 ------      ----       ------      ----       ------      ----
Total            $5,941       6.8%      $5,151       6.9%      $5,150       7.4%
                 ======      ====       ======      ====       ======      ====

     The percentage of selling, general and administrative expenses to net sales ("expense ratio") in fiscal year 1996 was 6.8% compared to 6.9% in fiscal year 1995.

     The expense ratio decreased to 6.9% in fiscal year 1995 from 7.4% in fiscal year 1994. The decrease represented increased sales volume compared to relatively constant expenses when comparing fiscal year 1995 to fiscal 1994.

     Interest Expense

     Interest expense in fiscal year 1996 was $1,932,000, a $281,000 increase when compared to fiscal year 1995. The increase was principally due to the term debt related to the Pixie Acquisition. Interest expense in fiscal year 1995 was $1,651,000, a $248,000 increase when compared to fiscal year 1994. The increase was due primarily to higher short-term interest rates partially offset by lower average short term borrowing levels.

     Income Taxes:

     The effective tax rates for fiscal years 1996, 1995 and 1994 were 36.0%, 35.2% and 34.6%, respectively.

     Impact of Inflation and Changing Prices
     on Sales and Income from Operations

     In fiscal year 1994, Kleinert's experienced an increase in raw material prices which continued into fiscal year 1995. The impact on margins of increased raw material prices was offset primarily by increased sales volume that permitted the absorption of relatively stable fixed costs. Consequently, margins remained stable without a corresponding increase in selling prices. Raw material prices did not change significantly in 1996. Kleinert's was not able to increase its selling prices during fiscal year 1996; therefore, Kleinert's continues to examine all of its costs in an effort to maintain its profit margins.

     Liquidity and Capital Resources

     At November 30, 1996, the Registrant had working capital of $22,706,000 compared to $18,557,000 at December 2, 1995. The ratio of current assets to current liabilities was 1.95 to 1.0 and 1.91 to 1.0 at November 30, 1996 and December 2, 1995, respectively. The ratio of liabilities to equity was
 .98 to 1.0 and 1.0 to 1.0 at November 30, 1996 and December 2, 1995, respectively.

     Net cash used in operating activities increased $111,000 from ($314,000) in fiscal year 1995 to $(425,000) in fiscal year 1996.

     Cash used in investing activities increased $4,391,000 to ($6,187,000) in 1996 from ($1,796,000) in 1995. The increase was primarily the result of the acquisition of the assets of Pixie and the capital stock of CASH for an aggregate cash purchase price of $4,650,000.

     Net cash provided by financing activities increased by $4,375,000 to $6,680,000 in 1996 from $2,305,000 for 1995. The increase was primarily the result of $1,938,000 of proceeds from the sale of common stock upon the exercise of stock options, the addition of a $4,650,000 term debt facility to finance the purchase of the Pixie Acquisition, offset by the purchase of treasury stock of $749,000. The term loan is in the form of an amended and restated term loan note with the same bank as the original term loan. The total borrowing at November 30, 1996 was $7,449,000 which is payable in quarterly installments of $300,000 through September 2002 with a final installment of $249,000 due December 2002. The annual interest rate is based on LIBOR but has been effectively fixed at 7.00% by an interest rate swap agreement with the same bank.

     Kleinert's uses its short-term borrowings to build inventory levels for shipment in the fall season.

     Kleinert's believes that cash flow generated by operations, together with amounts available under its existing credit arrangements, should be sufficient to fund its working capital needs in fiscal year 1997 and for the foreseeable future.

     The Registrant anticipates spending approximately $1.6 million for capital expenditures in fiscal year 1997 primarily for machinery improvements at the Elba facility, leasehold improvements at the New York office and to replace old equipment which the Registrant believes will improve its manufacturing operations. Depreciation expense is expected to approximate $1.3 million for fiscal year 1997.

     The Registrant sold its non-operating property in June 1994 for $500,000 which required the Registrant to accept a three year $350,000 note receivable. The sale of the property resulted in a small loss. The balance on the note receivable at November 30, 1996 was $80,000.

     Kleinert's has unsecured line of credit aggregating $42,500,000 of which $12,871,000 was outstanding at November 30, 1996 bearing interest at rates ranging from 6.2% to 7.0%. The maximum outstanding borrowings were $29,676,000 in fiscal year 1996.

     Kleinert's expects to fund its capital needs primarily from cash flow generated by operations over the next twelve months. Since Kleinert's uses its short-term lines of credit to fund working capital needs, any additional financing related to capital needs is generally provided either by lease financing or other long-term sources. Currently, Kleinert's has no material capital commitments.

     Impact of Recently Issued Accounting Standards

     In March 1995, the FASB issued Statement No. 121 Accounting for the Impairment of Long-Lives Assets to Be disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Registrant expects the impact of adoption in 1997 will be insignificant.

     In October 1995, the Financial Accounting Standards Board issued FASB Statement No. 123, Accounting for Stock-Based Compensation. The new standard prescribes new accounting and reporting standard which reflect the standards' "fair value method" to estimate expense associated with stock based compensations plans. Companies may elect to continue to use existing accounting rules or adopt the "fair value method" for expense recognition. Companies that elect to continue to use existing accounting rules will be required to provide pro-forma disclosures of what net income and earnings per share would have been had the new "fair value method" been used. The Registrant will elect to continue to use existing accounting rules.

     Both statements are effective for fiscal years beginning after December 15, 1995 and, accordingly, will not be required until fiscal year 1997.

Item 8.   Consolidated Financial Statements
          and Supplementary Data

                                                                 Page
                                                                 ----

          Report of Independent Auditors                          34

          Consolidated Balance Sheets at November
          30, 1996, and December 2, 1995                          35


          Consolidated Statements of Operations
          for the Fiscal Years ended November 30,
          1996, December 2, 1995 and December 3, 1994             37


          Consolidated Statements of Shareholders'
          Equity for the Fiscal Years ended November 30,
          1996, December 2, 1995, and December 3, 1994            38


          Consolidated Statements of Cash Flows
          for the Fiscal Years ended November 30,
          1996, December 2, 1995 and December 3, 1994             39

          Notes to Consolidated Financial
          Statements                                              41

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders of Kleinert's, Inc.

We have audited the accompanying consolidated balance sheets of Kleinert's, Inc. as of November 30, 1996 and December 2, 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a text basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kleinert's, Inc. at November 30, 1996 and December 2, 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1994 the Company changed its method for accounting for income taxes.


Philadelphia, Pennsylvania
February 14, 1997

                                KLEINERT'S, INC.
                           CONSOLIDATED BALANCE SHEETS

                     NOVEMBER 30, 1996 AND DECEMBER 2, 1995
                                ($000's omitted)


                    ASSETS                                  1996          1995
                    ------                                --------      --------
Current assets:
  Cash                                                    $    395      $    327
  Accounts receivable (net of allowances
     for doubtful accounts of $206 and
     $259, respectively)                                    23,552        21,899

  Inventories:
       Raw materials                                         6,451         4,222
       Work-in-process                                       4,430         4,321
       Finished goods                                        7,545         5,987
                                                          --------      --------
          Total inventories                                 18,426        14,530
                                                          --------      --------

  Deferred tax assets                                        3,101           182
  Other current assets                                       1,067         2,198
                                                          --------      --------

     Total current assets                                   46,541        39,136
                                                          --------      --------

Property, plant and equipment, at cost
     Building and leasehold improvements                     5,714         5,106
     Machinery and equipment                                10,825         6,070
     Furniture and fixtures                                    621           368
     Construction in progress                                  317          --
                                                          --------      --------
                                                            17,477        11,544
                                                          --------      --------

     Less accumulated depreciation                           8,287         6,051
                                                          --------      --------

     Net property, plant and equipment                       9,190         5,493
                                                          --------      --------

Goodwill                                                     3,803           310
Cash surrender value (net)                                   2,861         2,402
Other assets                                                   437           881
                                                          --------      --------
                                                          $ 62,832      $ 48,222
                                                          ========      ========


                 See notes to consolidated financial statements

                                KLEINERT'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (continued)

                     NOVEMBER 30, 1996 AND DECEMBER 2, 1995
                                ($000's omitted)


  LIABILITIES and SHAREHOLDERS' EQUITY                     1996          1995
  ------------------------------------                   --------      --------
Current liabilities:
  Notes payable and current portion of
    long-term debt                                    $ 14,768         $ 14,195
  Accounts payable                                       6,071            5,024
  Accrued expenses                                       2,996            1,360
                                                      --------         --------
      Total current liabilities                         23,835           20,579


Deferred income taxes                                      410              134
Long-term debt                                           6,834            3,429
                                                      --------         --------
      Total liabilities                                 31,079           24,142
                                                      --------         --------

Commitments                                               --               --

Shareholders' equity
  Preferred stock - par value $1.00 per
    share, 2,000,000 shares authorized,
    none issued                                           --               --
  Common stock - par value $1.00 per
    share, 10,000,000 shares authorized,
    4,249,398 and 3,798,398 shares
    issued, respectively                                 4,249            3,798
  Capital in excess of par value                        13,621           10,626
  Retained earnings                                     17,848           12,872
                                                      --------         --------
                                                        35,718           27,296
  Less:
    Treasury stock, at cost, 513,467 and
      466,967 common shares                             (3,965)          (3,216)
                                                      --------         --------

      Total shareholders' equity                        31,753           24,080
                                                      --------         --------

                                                      $ 62,832         $ 48,222
                                                      ========         ========


                 See notes to consolidated financial statements

                                 KLEINERT'S INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                      Fiscal Years Ended November 30, 1996,
                      December 2, 1995 and December 3, 1994
                   ($000's omitted, except per share amounts)


                                                  1996        1995        1994
                                                --------    --------    --------

Net sales                                       $ 86,759    $ 75,121    $ 69,262

Cost of goods sold                                71,113      61,636      56,786
                                                --------    --------    --------

      Gross profit                                15,646      13,485      12,476
                                                --------    --------    --------

Selling, general and administrative
  expenses                                         5,941       5,151       5,150
Interest expense                                   1,932       1,651       1,403
                                                --------    --------    --------
                                                   7,873       6,802       6,553
                                                --------    --------    --------
   Income before income taxes and cumulative
     effect of change in accounting
     for income taxes                              7,773       6,683       5,923


Provision for income taxes                         2,797       2,352       2,051
                                                --------    --------    --------

   Income before cumulative effect of change
     in accounting for income taxes                4,976       4,331       3,872

Cumulative effect of change in
  accounting for income taxes                       --          --           210
                                                --------    --------    --------

Net income                                      $  4,976    $  4,331    $  4,082
                                                ========    ========    ========

Earnings per share:

   Income before change in accounting
     for income taxes                           $   1.31    $   1.15    $   1.04

   Cumulative effect of change in
     accounting for income taxes                    --          --           .06
                                                --------    --------    --------

   Net income                                   $   1.31    $   1.15    $   1.10
                                                ========    ========    ========

Weighted average shares outstanding                3,801       3,750       3,702
                                                ========    ========    ========


                 See notes to consolidated financial statements

                                KLEINERT'S, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                      Fiscal Years Ended November 30, 1996,
                      December 2, 1995 and December 3, 1994
                       ($000's Omitted except share data)

                                       Number of                        Capital in                                         Total
                                        Shares           Common         Excess of         Retained       Treasury      Shareholders'
                                      Outstanding        Stock          Par Value         Earnings         Stock           Equity
                                      -----------      ----------       ----------       ----------      ----------     ------------
Balance, November 27, 1993             3,367,598       $    3,790       $   10,513       $    4,459      $   (2,672)     $   16,090

Exercise of incentive stock
 options                                   8,333                8               61                                               69

Repurchase of common stock               (44,500)                                                              (544)           (544)

Tax benefit of exercise of stock
 options                                                                        52                                               52

Net income                                  --               --               --              4,082            --             4,082
                                      ----------       ----------       ----------       ----------      ----------      ----------

Balance, December 3, 1994              3,331,431            3,798           10,626            8,541          (3,216)         19,749

Net income                                  --               --               --              4,331            --             4,331
                                      ----------       ----------       ----------       ----------      ----------      ----------

Balance, December 2, 1995              3,331,431       $    3,798       $   10,626       $   12,872      $   (3,216)     $   24,080

Exercise of incentive stock
 options                                 400,000              400            1,538                                            1,938

Repurchase of common stock               (46,500)                                                              (749)           (749)

Tax benefit of exercise of stock
 options                                                                       758                                              758

Acquisition of Scott Mills                51,000               51              699                                              750

Net income                                  --               --               --              4,976            --             4,976
                                      ----------       ----------       ----------       ----------      ----------      ----------

Balance, November 30, 1996             3,735,931       $    4,249       $   13,621       $   17,848      $   (3,965)      $   31,753
                                      ==========       ==========       ==========       ==========      ==========       ==========


                 See notes to consolidated financial statements

                                KLEINERT'S, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                      Fiscal Years Ended November 30, 1996,
                    December 2, 1995 and December 3, 1994 and
                                ($000's omitted)


                                                 1996        1995        1994
                                               --------    --------    --------
Cash flows from operations:
  Net income                                   $  4,976    $  4,331    $  4,082
    Adjustments to reconcile net income
    to net cash (used in) provided
    by operating activities
      Depreciation and amortization               1,038         676         674
      Cumulative effect of change in
        accounting principle                       --          --          (210)
      Loss on disposal of fixed assets             --          --            29
      Provision for losses on
        accounts receivable                          53          71          80

      Change in assets and liabilities
        net of business acquired:
    Increase in accounts
      receivable                                 (1,631)     (3,915)       (318)
    Increase in inventory                        (1,382)     (1,834)       (943)
    Decrease(increase)in other
      current assets                                513        (767)       (450)
    (Decrease)increase in accounts
      payable and accrued expenses               (4,844)      1,186      (1,529)
    Increase (decrease) in income
      taxes payable                                 659         (73)       --
    Decrease (increase) in other assets             (83)       --          --
    Increase in deferred income taxes               276          11          89
                                               --------    --------    --------
      Total adjustments                          (5,401)     (4,645)     (2,578)
                                               --------    --------    --------
      Net cash (used in) provided by
        operating activities                       (425)       (314)      1,504
                                               --------    --------    --------

Cash flows from investing activities:
    Purchase of Pixie                            (4,650)       --          --
    Purchase of Scott Mills                        (101)       --          --
    Capital expenditures                         (1,556)     (1,012)       (618)
    Note receivable related party                  --          (500)       --
    Proceeds from sale of non-operating
      property                                     --          --           185
    Additions to other assets                                  (384)       (457)
    Proceeds from note receivable                   120         100        --
                                               --------    --------    --------

      Net cash used in investing
        activities                               (6,187)     (1,796)       (890)
                                               --------    --------    --------


                 See notes to consolidated financial statements

                                KLEINERT'S, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (continued)

                      Fiscal Years Ended November 30, 1996,
                      December 2, 1995 and December 3, 1994
                                ($000's omitted)

                                                 1996        1995        1994
                                               --------    --------    --------
Cash flows from financing activities:
  Net borrowings and (repayments) under
    revolving line-of-credit agreement             (129)      3,500       1,389
  Proceeds from long-term debt                    4,650        --           544
  Dividends paid                                   --          --        (1,300)
  Principal payments on debt                      1,119      (1,195)     (1,407)
  Proceeds from exercise of stock options         1,939        --            69
  Payments to acquire treasury stock               (749)       --          (544)
  Scott Mills acquisition                          (150)       --          --
                                               --------    --------    --------

    Net cash provided by (used in)
       financing activities                       6,680       2,305      (1,249)
                                               --------    --------    --------

Net increase (decrease) in cash                      68         195        (635)
Cash at beginning of period                         327         132         767
                                               --------    --------    --------

Cash at end of period                          $    395    $    327    $    132
                                               ========    ========    ========

Supplemental disclosures of cash flow
  information:

Cash paid during the period for:
  Interest                                     $  1,556    $  1,730    $  1,150
  Income taxes                                 $  1,215    $  2,046    $  2,289
Note receivable on sale of non-operating
  property                                         --          --      $    350


                 See notes to consolidated financial statements

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

1.   Business of the Company and
     Summary of Significant Accounting Policies

     Business of the Company - The Company manufactures and sells infants' and children's sleepwear, sportswear, activewear and personal apparel, including such items as dress and garment shields. The Company's principal customers are national chain stores, mass merchandisers, department stores and specialty stores. The Company made two acquisitions during fiscal year 1996.

     In December 1995, certain assets of Pixie Playmates were purchased. Pixie is engaged in the manufacturing of children's playwear, principally the manufacturing of woven products.

     In October 1996, the Company acquired Scott Mills, Inc. ("Scott Mills") in a merger of Scott Mills into Kleinert's, Inc. of Alabama. Scott Mills is a knitting mill producing double knit, fleece, terrycloth and jersey fabrics. It has been and will continue to be a large supplier of fabric for Kleinert's. Scott Mills prior to December 1993 was a subsidiary of the Company in its textile division. On November 27, 1993, Scott Mills was spun-off in a tax-free distribution to Kleinert's shareholders to operate as a separate Company.

     Principles of Consolidation - The consolidated financial statements include the accounts of Kleinert's, Inc. (Kleinert's) and its wholly-owned subsidiaries, Kleinert's, Inc. of Alabama, Kleinert's, Inc. of Delaware, Kleinert's, Inc. of Florida, Certified Apparel Services of Honduras, Inc. and Kleinert's, Inc. of New York.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

1.   Business of the Company and
     Summary of Significant Accounting Policies (continued)

     All significant intercompany balances and transactions have been eliminated in consolidation.

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Fiscal Year - The Company utilizes a 52-53 week fiscal year ending on the Saturday nearest November 30. Fiscal years 1996 and 1995 were fifty two week years. Fiscal year 1994 was a fifty three week year.

     Inventories - Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. Aggregate corporate general and administrative charges were $1,766,000, $1,704,000 and $961,000 for fiscal years 1996, 1995 and 1994, respectively. Such costs remaining in inventory at November 30, 1996 and December 3, 1995 were approximately $434,000, $390,000, and $211,000, respectively.

     Revenue Recognition - The Company's sale of product is recorded net of returns, allowances and discounts.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

1.   Business of the Company and
     Summary of Significant Accounting Policies (continued)

     Property, Plant and Equipment - Property, plant and equipment is recorded at cost. The Company depreciates property, plant and equipment over their estimated useful lives, principally on a straight-line basis.

                                             Useful Lives
                                             ------------
     Buildings                               30  - 40 years
     Leasehold improvements                  Term of lease
     Machinery and equipment                  3  - 10 years
     Furniture and fixtures                   3  -  5 years

Earnings Per Share - Earnings per share has been computed based on the weighted average number of common shares and equivalents outstanding during each period presented.

     Goodwill - Goodwill represents the excess of the cost over the fair value of the net assets at the date of acquisition and is being amortized using the straight-line method over 40 years.

     Income Taxes - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (FAS #109). This statement requires recognition of deferred tax assets and liabilities for all timing differences resulting from reporting certain income and expense items differently for income tax and financial accounting purposes. Prior to fiscal year 1994, income taxes were accounted for under APB Opinion No. 11. The impact of the adoption of the

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

1.   Business of the Company and
     Summary of Significant Accounting Policies (continued)

change in accounting for income taxes during fiscal year 1994 was $210,000.

     Financial Statement Reclassification - Certain prior years' amounts in the consolidated financial statements have been reclassified to conform to the fiscal year 1996 presentation.

     Stock Based Compensation - The Company accounts for stock options according to the provisions of Accounting Principles Board Opinion 25 (APB 25), Accounting for Stock Issued to Employees. In October 1995, the Financial Accounting Standards Board issued FASB Statement No. 123, Accounting for Stock-Based Compensation. The new standard prescribes new accounting and reporting standards which reflect the standards' "fair value method" to estimate expense associated with stock based compensations plans. Companies may elect to continue to use existing accounting rules (APB 25) or adopt the "fair value method" for expense recognition. Companies that elect to continue to use existing accounting rules (APB 25) will be required to provide pro-forma disclosures of what net income and earnings per share would have been had the new "fair value method" been used. The Company will elect to continue to use existing accounting rules. The new statement is effective for

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

1.   Business of the Company and
     Summary of Significant Accounting Policies (continued)

fiscal years beginning after December 15, 1995. Accordingly, the new standards pro-forma disclosure provisions will be required for the Company for its fiscal year ending November 29, 1997.

Accounting for the Impairment of Long-Lived Assets- In March 1995, the FASB issued Statement No. 121 Accounting for the Impairment of Long-Lives Assets to Be disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The statement is effective for fiscal years beginning after December 15, 1995 and accordingly will not be implemented until the Company's fiscal year ended November 29, 1997. The Company expects the impact of adoption in 1997 will be insignificant.

2.   Financing Arrangements

     Financing arrangements consist of the following:

                                   1996                        1995
                                   ----                        ----
                          Current       Long-Term     Current       Long-Term
                          -------       ---------     -------       ---------
                                            ($000's omitted)
Scott Mills loan          $    450      $   --        $   --        $   --
Term loans                   1,200         6,249      $  1,000      $  2,649
Equipment loan                  52          --            --            --
Revenue bond                   195           585           195           780
Revolving line
  of credit                 12,871          --          13,000          --
                          --------      --------      --------      --------

                          $ 14,768      $  6,834      $ 14,195      $  3,429
                          ========      ========      ========      ========

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

2.   Financing Arrangements (continued)

     The following information relates to the Company's short-term revolving lines of credit:

                                                      Weighted
                    Weighted     Maximum Amount    Average Amount
                    Average      Outstanding At      Outstanding
                    Interest     Any Month-End       During The
                    Rate (1)   During the Period     Period (2)
                    --------   -----------------     ----------
                                  ($000's omitted)
   1996               6.4%          $29,676           $17,874
   1995               7.0%          $23,480           $13,521
   1994               6.3%          $20,540           $11,388

     (1) The weighted average interest rate for each period was computed by dividing interest expense by the weighted average amount outstanding.

     (2) The weighted average amount outstanding for each period was computed by averaging the daily balances during the year.

     The Company's agreement with its banks provided for a $42,500,000 unsecured line of credit in fiscal year 1996 bearing interest between 6% and the prime rate (8.25% as of November 30, 1996) and required compensating balances. For fiscal year 1997, the Company also has available $42,500,000 in unsecured lines of credit. On November 30, 1996 the unused portion of the lines of credit was $29,629,000. Short term debt includes $450,000 assumed by the Company upon the acquisition of Scott Mills related to subordinated five year term notes bearing interest at 8.5% per annum. The Company repaid these loans on February 14, 1997.

     On February 28, 1996, the Company amended its existing term loan and provided for an additional term debt facility of

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

2.   Financing Arrangements (continued)

$4,650,000 to finance the Pixie Acquisition. The term loan is in the form of an amended and restated term loan note with the same bank as the original term loan. Total borrowing at November 30, 1996 was $7,449,000. The interest rate is indexed by LIBOR rates plus 1.12%. The LIBOR rate at November 30, 1996 was 5.5%.

     Simultaneously, the Company entered into an interest rate swap to convert its floating rate to a fixed rate of 5.88% which effectively fixes the rate at 7.0%. This reduces the Company's risk of incurring higher interest costs due to rising interest rates. At November 30, 1996, the interest rate swap agreement had a notional amount of $7,449,000 which decreases $300,000 quarterly through the September 2002 termination date. The fair value of this agreement at November 30, 1996 was ($3,418).

     The banking agreements require the Company to maintain financial statement covenants, including requirements on pre-tax income, working capital, tangible net worth, debt and capital expenditures. In addition, no cash dividends may be paid on the common stock unless the Company's net worth exceeds $15,000,000 after the payment of dividends. With the exception of this net worth covenant, retained earnings are free of restrictions and the Company had $16,753,000 of retained earnings available for dividends at November 30, 1996. The Company holds an industrial revenue bond from the Industrial Development Board

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

2.   Financing Arrangements (continued)

of the City of Elba, Alabama collateralized by a first mortgage on the Elba, Alabama facility. This loan is payable in annual installments of $195,000 with the final payment due in October 2000. Interest is payable quarterly at a variable rate of 85% of the bank's prime rate. Prime rate was 8.25% at November 30, 1996 and 8.75% at December 2, 1995.

     Aggregate maturities of long-term debt after November 30, 1996 are as follows: 1997 - $1,897,000; 1998 - $1,395,000; 1999 - $1,395,000; 2000 -
$1,395,000; 2001 - $1,200,000; thereafter - $1,449,000

     Borrowings against the cash surrender value of officers' life insurance policies amounted to $3,754,000 and $3,450,000 as of November 30, 1996 and December 2, 1995, respectively. These borrowings are recorded as a reduction in the related assets and bear interest ranging from 7.11% to 7.24% in fiscal year 1996.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

3.   Income Taxes

     The provision for income taxes consists of the following:

                                               Liability Method
                                               ----------------
                                  1996               1995               1994
                                  ----               ----               ----
Current:
   Federal                   $  2,508,000       $  2,245,000       $  1,838,000
   State                          232,000            135,000             43,000
                             ------------       ------------       ------------
                                2,740,000          2,380,000          1,881,000
                             ------------       ------------       ------------
Deferred:
   Federal                         56,000            (30,000)           176,000
   State                            1,000              2,000             (6,000)
                             ------------       ------------       ------------
                                   57,000            (28,000)           170,000
                             ------------       ------------       ------------
                             $  2,797,000       $  2,352,000       $  2,051,000
                             ============       ============       ============

     Income tax expense differs from the amount computed by applying the federal tax rate to income before income taxes are as follows:

                                               Liability Method
                                               ----------------
                                    1996            1995             1994
                                    ----            ----             ----
Statutory rate applied to
 income before income taxes    $  2,643,000    $  2,272,000     $  2,014,000
State taxes, net of federal
 benefit                            154,000          90,000           28,000
Other                                  --           (10,000)           9,000
                               ------------    ------------     ------------

                               $  2,797,000    $  2,352,000     $  2,051,000
                               ============    ============     ============

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

3.   Income Taxes (continued)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets, as of November 30, 1996 and December 2, 1995 are as follows:

                                                      1996               1995
                                                      ----               ----
Deferred Tax Assets:

  Benefit plans                                  $    170,000       $    156,000
  Inventory reserves                                  104,000             75,000
  Bad debt expense                                     73,000             92,000
  Vacation                                             23,000             15,000
  Scott Mills - dyehouse closing
    reserve                                           188,000               --
  Scott Mills net operating loss                    2,814,000               --
  Valuation allowance                                (101,000)              --
                                                 ------------       ------------
                                                 $  3,271,000       $    338,000
                                                 ------------       ------------

Deferred Tax Liabilities:

  Depreciation                                   $    580,000       $    290,000
                                                 ------------       ------------
     Net deferred tax asset                      $  2,691,000       $     48,000
                                                 ============       ============

     The Company succeeded to the tax attributes of Scott Mills, Inc. which was acquired on September 30, 1996. Accordingly, the deferred tax accounts of Scott Mills, Inc. have been adjusted to reflect the acquisition. Approximately, $7,500,000 of net operating loss carryforwards of Scott Mills, Inc. are available to be utilized to reduce federal and state income taxes. The federal tax carryforwards begin to expire in 2009 and the state tax carryforwards begin to expire in 1999.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

3.   Income Taxes (continued)

A valuation allowance has been reflected to provide for state tax carryforwards that may expire prior to utilization.

4.   Retirement Plans

     The Company has a defined benefit pension plan (the Plan) covering substantially all of its employees subject to certain age and service requirements. Normal costs and past service costs are amortized over thirty years. The Company contributions to the Plan are made in accordance with applicable E.R.I.S.A. and tax regulations. Assets of the Plan are invested in equity, corporate and government bonds and short-term instruments. Pension costs for fiscal years 1996, 1995, and 1994 are as follows:

                                         1996           1995           1994
                                         ----           ----           ----

Benefits earned during the period    $  336,249     $  289,688     $  271,405
Interest cost on benefits earned
 in prior years                         277,855        231,054        209,540
Net investment (income) loss           (388,750)      (475,375)        88,677
Net amortization and deferral            71,520        207,339       (317,020)
                                     ----------     ----------     ----------

                                     $  296,874     $  252,706     $  252,602
                                     ==========     ==========     ==========

     The projected benefit obligation below is based on the following assumptions:

                                    1996           1995           1994
                                    ----           ----           ----

Discount rate                       7.75%           7.0%          7.75%

Weighted average expected
  long-term rate of return          8.75%          8.75%          7.75%

Annual rate of increased
  compensation                      4.00%           4.0%           5.0%

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

4.   Retirement Plans (continued)

     The following is a reconciliation of the Plan's assets and liabilities to amounts recorded in the Company's financial statements:

                                                       1996             1995
                                                       ----             ----

Present value of future benefit
 payments based on service to date and
 present pay levels:
    Vested ...................................    $  3,549,197     $  3,295,523
    Non-vested ...............................          99,514           88,664
                                                  ------------     ------------
      Accumulated benefit obligation .........       3,648,711        3,384,187
 Projected pay increases .....................         452,914          472,967
                                                  ------------     ------------
    Projected benefit obligation (PBO) .......       4,101,625        3,857,154
Fair value of plan assets
 available for benefits ......................       3,983,020        3,494,944
                                                  ------------     ------------
Liabilities in excess of PBO .................        (118,605)        (362,210)

Items not yet recognized in the
 Company's balance sheet:
    Unamortized transition asset .............        (111,983)        (130,646)
    Unamortized prior service cost ...........          17,096           27,707
    Unrecognized net actuarial and
      investment losses ......................         401,310          560,099
                                                  ------------     ------------

Prepaid pension cost .........................    $    187,818     $     94,950
                                                  ============     ============

     Participants' benefits are fully vested after five years, and future benefit accruals are 0.8% of each year's compensation.

     The Company has supplemental retirement agreements with certain key employees. The cost of these benefits, which are funded with life insurance contracts, are expensed over the employees' service lives and amounted to $129,000, $104,000, and $58,000 in fiscal years 1996, 1995, and 1994, respectively.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

5.   Property, Plant and Equipment and Lease Commitments

     Depreciation expense was $1,013,000, $661,000 and $659,000 for fiscal years 1996, 1995 and 1994 respectively.

     Rent expense under operating leases was $1,579,797, $1,350,000 and $1,094,000 in fiscal years 1996, 1995 and 1994, respectively. Minimum rentals for operating leases (principally office space, machinery and equipment) that have initial or remaining noncancelable lease terms in excess of one year as of November 30, 1996 are as follows:

                    Fiscal Year      Amount

                    1997 -         1,445,000
                    1998 -         1,261,000
                    1999 -           833,000
                    2000 -           668,000
                    2001 -           236,000
                                  ----------
                    Total         $4,443,000
                                  ==========

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

5.   Property, Plant and Equipment and Lease Commitments
     (continued)

The Company sold its non-operating property in June 1994 for $500,000 and accepted a 3 year, $350,000 note receivable. The sale of the property resulted in a small loss.

6.   Shareholders' Equity

     The Company's 1991 stock option plan authorizes the issuance of 500,000 shares of common stock to officers, directors and key employees.

     During 1996, a new stock incentive plan began authorizing the issuance of 500,000 shares of common stock to officers, directors and key employees.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

6.   Shareholders' Equity (continued)

     The information with respect to the 1991 and 1996 incentive stock option plans related to qualified stock options is as follows:

                                                 Fiscal Year Ended
                                       11/30/96       12/2/95        12/3/94
                                      ----------     ----------     ----------
Options outstanding beginning
 of period                               200,000        190,000        215,000
Granted under Plan (1)                    40,000         10,000           --
Exercised                                   --             --           (8,333)
Canceled                                    --             --          (16,667)
                                      ----------     ----------     ----------
Options outstanding end
 of period                               240,000        200,000        190,000
                                      ==========     ==========     ==========

Exercise price per share              $6.90-$18.00   $6.90-$18.00   $6.90-$12.50
Options exercisable end
 of period                               209,000        193,333        185,000


     (1) Options granted during fiscal 1996 were granted at $15.75 per share. Options granted during fiscal year 1995 were granted at $18.00.

     On June 23, 1992 the Board of Directors granted three outside directors non-qualified stock options to purchase 25,000 shares each of common stock at $8.50 per share. Two of the options to purchase 25,000 shares were exercised, one in November 1993 and one in April 1996. The remaining option expires in June 1997.

     In May 1991, the Board of Directors granted the Company's Chairman and Chief Executive Officer (the Chairman) a non-qualified stock option to purchase 375,000 shares of the Company's common stock at $4.60 per share. This option was exercised during 1996.

     On April 18, 1996, the Board of Directors granted four outside directors non-qualified stock options to purchase 25,000 shares each of common stock at $15.50 per share. In addition, the Board of Directors granted the Chairman a non-qualified stock option to purchase 150,000

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

6.   Shareholders' Equity (continued)

shares of the Company's common stock at $15.50 per share. At November 30, 1996, no options have been exercised.

     On June 21, 1996, the Company announced the commencement of a common stock repurchase program. Purchases under the program will occur in the public market and in negotiated private transactions. Total purchases under the repurchase program will not exceed $5,000,000. During 1996, the Company repurchased 46,500 shares of common stock at an average price of $16 1/8. Repurchases were funded by cash from operations.

7.   Commitments

     The Company is funding life insurance contracts on behalf of the Chairman, whose beneficiaries are designated by the Chairman. The funded amounts will be repaid to the Company upon receipt of insurance proceeds, against which the Company holds collateral assignments. The Company has included at November 30, 1996, as a non-current asset, $1,588,087.

     The Company is party to an agreement with Precision Textile, Inc. (P.T.I.), a related party, whereby P.T.I. provides low cost contract sewing labor for the Company's children's apparel division. This agreement offers the Company the exclusive use of P.T.I.'s low cost sewing labor in exchange for a guarantee by the Company to purchase 100% of P.T.I.'s capital stock (for no more than $400,000) if certain production levels are not maintained. Purchases from P.T.I. included in cost of goods sold

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

7.   Commitments (continued)

were approximately $1,871,000, $2,525,000 and $2,539,000 in fiscal years 1996,
1995 and 1994, respectively. The Company is presently renewing the existing agreement with P.T.I. on a year-to-year basis.

8.   Major Customers

     In 1996 three apparel customers individually accounted for 14%, 12% and 11% each of the Company's consolidated net sales while the same three apparel customers individually accounted for 6%, 19% and 14% in 1995 and 2% 21% and 15% in 1994 of the Company's consolidated net sales.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

9.   Segment Information

     The Company's products are principally grouped into two industry segments: children's apparel and other. Corporate assets include cash, pension assets, cash surrender value of life insurance, non-trade receivables, general corporate assets and goodwill.

                                                    Fiscal Year Ended
                                         11/30/96       12/2/95        12/3/94
                                         --------       --------       --------
                                                    ($000's omitted)
Net sales to unaffiliated customers:
    Children's apparel                   $ 85,111       $ 74,087       $ 68,097
    Other                                   1,648          1,034          1,165

Operating profit:
    Children's apparel                     11,263       $  9,847       $  8,033
    Other                                     208            191            254
                                         --------       --------       --------
                                           11,471         10,038          8,287

    General corporate expenses             (1,766)        (1,704)          (961)
    Interest expense                       (1,932)        (1,651)        (1,403)
                                         --------       --------       --------
    Income before income taxes           $  7,773       $  6,683       $  5,923
                                         ========       ========       ========

Identifiable assets*:
    Children's apparel                   $ 50,067       $ 43,082       $ 35,995
    Other**                                12,765          5,140          4,467

Capital expenditures:
    Children's apparel                   $    935       $    989       $    603
    Other                                     621             23             15

Depreciation and amortization:
    Children's apparel                   $    986       $    635       $    619
    Other                                      52             41             55


**   Includes goodwill of $3,803, $310 and $325, respectively.

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

10.  Related Party Transactions

     The Company had a six month note receivable of $373,920 with the Chairman in accordance with his employment contract. This amount plus accrued interest was paid in full on the due date of November 14, 1996.

11.  Acquisitions

     On December 19, 1995, Kleinert's, Inc., through its newly formed, wholly-owned subsidiary, Kleinert's, Inc. of Florida,("together, the Company"), consummated a transaction (the "Transaction") pursuant to which the Company acquired substantially all of the assets of Pixie Playmates, Inc. ("Pixie") and Certified Sewing Services, Inc. ("Certified") two Florida corporations, and all of the capital stock of Certified Apparel Services of Honduras, Inc., S.A., a Honduran corporation ("CASH"). Pixie, Certified and CASH, all of which were affiliated entities, are engaged in the manufacture and sale of children's apparel. Concurrent with the Transaction, the Company entered into a three year lease agreement with the principal shareholder of Pixie for the Largo, Florida premises in which Pixie was conducting business. Rent expense related to this lease was $312,000 during fiscal year 1996. The Company intends to continue manufacturing operations as was conducted by Pixie, Certified and CASH prior to the Transaction.

     In consideration for the assets of Pixie and Certified and the shares of CASH, the Company paid an aggregate purchase price of $4,650,000 in cash. The Company used the purchase method to account for the acquisition; accordingly, the results of operation are included from date of acquisition. The purchase price was financed by the Company through an amendment to its existing bank financing agreement to provide for an

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

11.  Acquisition (continued)

additional term debt facility.

     On September 30, 1996, the Company consummated the Merger (the "Merger") of Scott Mills, Inc. ("Scott Mills"), with and into the Company's wholly-owned subsidiary, Kleinert's, Inc. of Alabama ("Kleinert's Alabama"), pursuant to an Agreement and Plan of Merger dated as of June 10, 1996 among the Company, Scott Mills and Kleinert's Alabama (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of Scott Mills Common Stock outstanding on September 30, 1996 was converted into the right to receive $.03 in cash and .0152 of a share of the Company's Common Stock, determined by the division of $.27 for each share of Scott Mill's stock by $17.75 which represented the average price of the Company's stock on the five trading days immediately preceding the consummation of the Merger (as determined pursuant to the Merger Agreement). Cash was paid in lieu of fractional shares. The Company issued approximately 51,000 shares of its Common Stock and approximately $101,000 in cash in exchange for all of the outstanding shares of Common Stock of Scott Mills.

     Following is a schedule of assets and liabilities acquired as a result of acquisitions:

                                 Pixie       Scott Mills
                                 -----       -----------
     Current assets             $  1,722      $  3,646
     Property, plant and
      equipment                    2,010         1,144
     Goodwill                        875         2,640
     Other assets                     43          --
     Current liabilities            --          (5,866)
     Long-term liabilities          --            (558)
                                --------      --------
     Net assets                 $  4,650      $  1,006
                                ========      ========

                                KLEINERT'S, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                      FISCAL YEARS ENDED NOVEMBER 30, 1996
                     DECEMBER 2, 1995, AND DECEMBER 3, 1994

11.  Acquisition (continued)

The proforma unaudited results of operations for the year ended November 30, 1996 and December 2, 1995 after giving effect to these two acquisitions are as follows:

                                                               Year Ended
                                                        Nov. 30,        Dec. 2,
                                                          1996            1995
                                                        --------        --------
Net sales                                               $ 87,934        $ 92,755
Pretax net income                                          6,778           1,184
Net income                                                 4,338             758
Net income per common share                                 1.14             .20

     The 1995 proforma results of operations include a charge of approximately $2 million for the writedown of assets and other costs associated with the ceasation of the dyeing and finishing operations of Scott Mills. In addition, Scott Mills had an additional operating loss of $2,864 for fiscal year 1995 which related primarily to its unprofitable dyeing and finishing operations. Scott Mills decided in September of 1995 to concentrate its business solely on its knitting operations and to subcontract the dyeing and finishing services.

Item 9.   Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure

     None

                                    PART III

Item 10.  Directors and Executive Officers of the Company

     This item is incorporated by reference from the definitive proxy statement for the Annual Meeting of Shareholders presently scheduled to be held on April 17, 1997, to be filed pursuant to Regulation 14A.

Item 11.  Executive Compensation

     This item is incorporated by reference from the definitive proxy statement for the Annual Meeting of Shareholders presently scheduled to be held on April 17, 1997, to be filed pursuant to Regulation 14A.


Item 12.  Security Ownership of Certain Beneficial
          Owners and Management

     This item is incorporated by reference from the definitive proxy statement for the Annual Meeting of Shareholders presently scheduled to be held on April 17, 1997, to be filed pursuant to Regulation 14A.


Item 13.  Certain Relationships and Related Transactions

     This item is incorporated by reference from the definitive proxy statement for the Annual Meeting of Shareholders presently scheduled to be held on April 17, 1997, to be filed pursuant to Regulation 14A.

                                     PART IV

Item 14.  Exhibits, Financial Statement Schedules
          and Reports on Form 8-K

The Company filed a report on Form 8-K dated October 15, 1996 disclosing the merger of Scott Mills into Kleinert's, Inc. Of Alabama.

                 KLEINERT'S, INC. INDEX TO FINANCIAL STATEMENTS

                                                        Page

Report of Independent Auditors                           34

Consolidated Balance Sheets at November 30, 1996
  and December 2, 1995                                   35

Consolidated Statements of Operations
  for the Fiscal Years Ended November 30, 1996,
  December 2, 1995 and December 3, 1994                  37

Consolidated Statements of Shareholders' Equity
  for the Fiscal Years Ended November 30, 1996,
  December 2, 1995 and December 3, 1994                  38

Consolidated Statements of Cash Flows
  for the Fiscal Years Ended November 30, 1996,
  December 2, 1995 and December 3, 1994                  39

Notes to Consolidated Financial Statements               41

-----------
     All other financial statements or schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the financial statement or schedule, or because the information required is included in the Consolidated Financial Statements and notes thereto.

                                INDEX TO EXHIBITS

Exhibit No.                                             Page
-----------                                             ----
  (3) (a) By-Laws
      (b) Articles of Incorporation             Incorporated by reference to the
                                                copy thereof filed as an Exhibit
                                                to Registrant's Quarterly Report
                                                on Form 10-Q for its fiscal
                                                quarter ended February 29, 1992

 (10)  Material Contracts                       Incorporated by reference to the
       (a) Property Lease Agreement             copy thereof filed as an Exhibit
           dated January 24, 1986               to Registrant's Annual Report
           between C/N Leedon Limited           on Form 10-K for its fiscal
           Partnership II and                   year ended December 3, 1988
           Kleinert's, Inc., and as
           amended

       (b) License Agreement dated              Incorporated by reference to the
           May 12, 1989 between                 copy thereof filed as an Exhibit
           Hygienics Industries, Inc.           to Registrant's Quarterly Report
           and Kleinert's, Inc. of              on Form 10-Q for its fiscal
           Alabama                              quarter ended June 3, 1989

       (c) Agreement dated as of                Incorporated by reference to the
           September 1, 1990 between            copy thereof filed as an Exhibit
           the Industrial Development           to Registrant's Quarterly Report
           Board of the City of Elba,           on Form 10-Q for its fiscal
           Alabama and Kleinert's,              quarter ended September 1, 1990
           Inc. of Alabama

       (d) Guaranty Agreement dated             Incorporated by reference to the
           September 26, 1990 between           copy thereof filed as an Exhibit
           Brown Brothers Harriman              to Registrant's Quarterly Report
           and Co. and Kleinert's, Inc.         on Form 10-Q for its fiscal
                                                quarter ended September 1, 1990

       (e) Guaranty Agreement dated             Incorporated by reference to the
           September 26, 1990 between           copy thereof filed as an Exhibit
           Brown Brothers Harriman and          to Registrant's Quarterly Report
           Co. and Kleinert's, Inc. of          on Form 10-Q for its fiscal
           Alabama                              quarter ended September 1, 1990

       (f) Letter Agreement dated               Incorporated by reference to the
           September 26, 1990 between           copy thereof filed as an Exhibit
           Philadelphia National Bank           to Registrant's Quarterly Report
           and Kleinert's, Inc. of              on Form 10-Q for its fiscal
           Alabama                              quarter ended September 1, 1990

Exhibit No.                                             Page
-----------                                             ----
       (g) Agreement dated as of                Incorporated by reference to the
           November 9, 1989 between             copy thereof filed as an Exhibit
           Precision Textiles, Inc. and         to Registrant's Quarterly Report
           Kleinert's, Inc. of Alabama          on Form 10-Q for its fiscal
                                                quarter ended September 1, 1990

       (h) Line of Credit Agreement             Incorporated by reference to the
           dated October 18, 1990 between       copy thereof filed as an Exhibit
           Republic National Bank and           to Registrant's Annual Report
           Kleinert's, Inc. of Alabama          on Form 10-K for its fiscal
                                                year ended December 1, 1990

       (i) Sublease Agreement between           Incorporated by reference to the
           Harco Drug, Inc. and                 copy thereof filed as an Exhibit
           Kleinert's, Inc. of Alabama          to Registrant's Annual Report
           dated February 14, 1991              on Form 10-K for its fiscal
                                                year ended December 1, 1990

       (j) Property Lease Agreement dated       Incorporated by reference to the
           February 15, 1992 between            copy thereof filed as an Exhibit
           Fortex and Kleinert's, Inc. of       to Registrant's Annual Report
           Alabama                              on Form 10-K for its fiscal
                                                year ended November 30, 1991

       (k) Demand Grid Note dated               Incorporated by reference to the
           October 22, 1990 between             copy thereof filed as an Exhibit
           Republic National Bank of New        to Registrant's Quarterly Report
           York and Kleinert's, Inc. of         on Form 10-Q for its fiscal
           Alabama and Guaranty of              quarter ended February 29, 1992
           Kleinert's, Inc. dated October
           23, 1990

       (l) Consent letter dated October 30,     Incorporated by reference to the
           1990 between Philadelphia            copy thereof filed as an Exhibit
           National Bank, incorporated as       to Registrant's Quarterly Report
           CoreStates Bank, N.A.,               on Form 10-Q for its fiscal
           Kleinert's, Inc. of Alabama and      quarter ended February 29, 1992
           Kleinert's, Inc.

       (m) Kleinert's, Inc. 1991 Stock          Incorporated by reference to the
           Option Plan                          copy thereof filed as an Exhibit
                                                to Registrant's Quarterly Report
                                                on Form 10-Q for its fiscal
                                                quarter ended February 29, 1992

Exhibit No.                                             Page
-----------                                             ----
       (n) Unsecured Promissory Note dated      Incorporated by reference to the
           February 19, 1992 to Brown           copy thereof filed as an Exhibit
           Brothers, Harriman & Co. from        to Registrant's Quarterly Report
           Kleinert's, Inc. of Alabama and      on Form 10-Q for its fiscal
           Surety Agreement dated               quarter ended February 29, 1992
           February 19, 1992 between
           Brown Brothers, Harriman and
           Co. and Kleinert's, Inc.

       (o) Non-Qualified Stock Option           Incorporated by reference to the
           Agreement with Kenneth Brier,        copy thereof filed as an Exhibit
           a Director for Kleinert's, Inc.      to Registrant's Annual Report
           dated June 23, 1992                  on Form 10-K for its fiscal
                                                year ended November 28, 1992

       (p) Line of Credit and Term Loan         Incorporated by reference to the
           Agreement dated April 8, 1993        copy thereof filed as an Exhibit
           between CoreStates Bank, N.A.,       to Registrant's Quarterly Report
           Philadelphia National Bank, and      on Form 10-Q for its fiscal
           Kleinert's, Inc. of Alabama          quarter ended May 29, 1993

       (q) Lease Agreement dated June 6,        Incorporated by reference to the
           1993 between Corestates Bank,        copy thereof filed as an Exhibit
           N.A., and Kleinert's, Inc. of        to Registrant's Quarterly Report
           Alabama                              on Form 10-Q for its fiscal
                                                quarter ended May 29, 1993

       (r) Amended and Restated Term Loan       Incorporated by reference to the
           Note dated December 10, 1993         copy thereof filed as an Exhibit
           between CoreStates Bank, N.A.,       to Registrant's Annual Report
           Philadelphia National Bank and       on Form 10-K for its fiscal
           Kleinert's, Inc. of Alabama          year ended November 27, 1993

       (s) Line of credit agreement dated       Incorporated by reference to the
           May 16, 1994 between PNC Bank        copy thereof filed as an Exhibit
           and Kleinert's, Inc. of Alabama      to Registrant's Quarterly Report
                                                on Form 10-Q for its fiscal
                                                quarter ended May 28, 1994

       (t) Note Receivable agreement dated      Incorporated by reference to the
           May 27, 1994 between Norman          copy thereof filed as an Exhibit
           Katz and Marcia Katz, as             to Registrant's Quarterly Report
           trustees of the Katz family          on Form 10-Q for its fiscal
           trust                                quarter ended May 28, 1994

Exhibit No.                                             Page
-----------                                             ----
       (u) Operating lease agreement dated      Incorporated by reference to the
           May 26, 1994 between Corestates      copy thereof filed as an Exhibit
           Bank, N.A., and Kleinert's,          to Registrant's Annual Report
           Inc. of Alabama                      on Form 10-K for its fiscal
                                                year ended December 3, 1994

       (v) Property Lease agreement dated       Incorporated by reference to the
           November 8, 1994 between Robert      copy thereof filed as an Exhibit
           Clayton Hickman and Kleinert's,      to Registrant's Annual Report
           Inc. of Alabama                      on Form 10-K for its fiscal
                                                year ended December 3, 1994

       (w) Second amended and restated          Incorporated by reference to the
           term loan note dated November        copy thereof filed as an Exhibit
           10, 1994 between CoreStates          to Registrant's Annual Report
           Bank, N.A. and Kleinert's, Inc.      on Form 10-K for its fiscal
           of Alabama                           year ended December 3, 1994

       (x) Employment agreement dated           Incorporated by reference to the
           November 21, 1994 between Jack       copy thereof filed as an Exhibit
           Brier and Kleinert's, Inc.           to Registrant's Annual Report
                                                on Form 10-K for its fiscal
                                                year ended December 3, 1994

       (y) License agreement extension          Incorporated by reference to the
           dated December 22, 1994 between      copy thereof filed as an Exhibit
           Hygienics Industries, Inc.           to Registrant's Annual Report
           and Kleinert's, Inc.                 on Form 10-K for its fiscal
                                                year ended December 3, 1994

       (z) Letter amendment dated January       Incorporated by reference to the
           7, 1995 to property lease            copy thereof filed as an Exhibit
           agreement dated February 15,         to Registrant's Annual Report
           1992 between Fortex and              on Form 10-K for its fiscal
           Kleinert's, Inc. of Alabama          year ended December 3, 1994

     (aa)  Operating lease agreement            Incorporated by reference to the
           dated December 30, 1994              copy thereof filed as an Exhibit
           between Corestates Bank, N.A.,       to Registrant's Annual Report
           and Kleinert's, Inc. of Alabama      on Form 10-K for its fiscal
                                                year ended December 3, 1994

     (ab)  Lease agreement dated December       Incorporated by reference to the
           5, 1994 between Corestates           copy thereof filed as an Exhibit
           Bank, N.A., and Kleinert's           to Registrant's Annual Report on
           Inc.                                 Form 10-K for its fiscal year
                                                ended December 2, 1995

Exhibit No.                                             Page
-----------                                             ----
     (ac)  Line of Credit Demand Note           Incorporated by reference to the
           dated March 1, 1995 between          copy thereof filed as an Exhibit
           Kleinert's, Inc. of Alabama and      to Registrant's Annual Report on
           PNC Bank                             Form 10-K for its fiscal year
                                                ended December 2, 1995

     (ad)  Demand Grid Note dated April         Incorporated by reference to the
           20, 1995 between Republic            copy thereof filed as an Exhibit
           National Bank of New York            to Registrant's Annual Report on
           and Kleinert's, Inc. of              Form 10-K for its fiscal year
           Alabama and Guaranty of              ended December 2, 1995
           Kleinert's, Inc. dated April
           20, 1995

     (ae)  License agreement dated June         Incorporated by reference to the
           21, 1995 between Cadtex              copy thereof filed as an Exhibit
           Corporation and Kleinert's           to Registrant's Annual Report on
           Inc. of New York.                    Form 10-K for its fiscal year
                                                ended December 2, 1995

     (af)  Deferred compensation                Incorporated by reference to the
           agreement dated August 15,           copy thereof filed as an Exhibit
           1995 between Jack Brier and          to Registrant's Annual Report on
           Kleinert's, Inc.                     Form 10-K for its fiscal year
                                                ended December 2, 1995

     (ag)  Rent agreement dated                 Incorporated by reference to the
           August 22, 1995 between 112          copy thereof filed as an Exhibit
           West 34th Street Company and         to Registrant's Annual Report on
           Kleinert's, Inc. of New York         Form 10-K for its fiscal year
                                                ended December 2, 1995

     (ah)  Guaranty agreement dated             Incorporated by reference to the
           November 29, 1995 between            copy thereof filed as an Exhibit
           Corestates Bank, N.A., and           to Registrant's Annual Report on
           Kleinert's, Inc. of New York         Form 10-K for its fiscal year
                                                ended December 2, 1995

     (ai)  Lease agreement dated                Incorporated by reference to the
           November 29, 1995 between            copy thereof filed as an Exhibit
           Corestates Bank, N.A. and            to Registrant's Annual Report on
           Kleinert's, Inc. of New York         Form 10-K for its fiscal year
                                                ended December 2, 1995

Exhibit No.                                             Page
-----------                                             ----
     (ak)  Lease agreement dated December       Incorporated by reference to the
           15, 1995 between Jeffrey A.          copy thereof filed as an Exhibit
           Lopatin and Kleinert's, Inc. of      to Registrant's Annual Report on
           Florida                              Form 10-K for its fiscal year
                                                ended December 2, 1995

     (al)  Purchase agreement dated             Incorporated by reference to the
           December 15, 1995 between Pixie      copy thereof filed as an Exhibit
           Playmates, Inc., Certified           to Registrant's Annual Report on
           Sewing Services, Inc.,               Form 10-K for its fiscal year
           Certified Apparel Services of        ended December 2, 1995
           Honduras, Inc. C.A. and
           Kleinert's, Inc. of Florida

     (am)  Fourth Amendment to Line of          Incorporated by reference to the
           Credit and Term Loan Agreement       copy thereof filed as an Exhibit
           dated February 28, 1996 by and       to Registrant's Quarterly Report
           among Kleinert's, Inc. of            on Form 10-Q for its fiscal
           Alabama, Kleinert's, Inc. of         quarter ended June 1, 1996
           Florida and Corestates Bank, N.A.

     (an)  Third Amendment and Restated Term    Incorporated by reference to the
           Loan Note dated February 29,         copy thereof filed as an Exhibit
           1996 between Kleinert's, Inc. of     to Registrant's Quarterly Report
           Alabama, Kleinert's, Inc. of         on Form 10-Q for its fiscal
           Florida and Corestates Bank, N.A.    quarter ended June 1, 1996

     (ao)  Guaranty dated February 28, 1996     Incorporated by reference to the
           between Kleinert's, Inc. and         copy thereof filed as an Exhibit
           Corestates Bank, N.A.                to Registrant's Quarterly Report
                                                on Form 10-Q for its fiscal
                                                quarter ended June 1, 1996

     (ap)  Certificate of Corporate             Incorporated by reference to the
           Resolutions dated February, 1996     copy thereof filed as an Exhibit
           - Kleinert's, Inc. of Florida        to Registrant's Quarterly Report
                                                on Form 10-Q for its fiscal
                                                quarter ended June 1, 1996

     (aq)  Certificate of Corporate             Incorporated by reference to the
           Resolutions dated February, 1996     copy thereof filed as an Exhibit
           - Kleinert's, Inc. of Alabama        to Registrant's Quarterly Report
                                                on Form 10-Q for its fiscal
                                                quarter ended June 1, 1996

     (ar)  Schedule to Master Agreement         Incorporated by reference to the
           dated February 28, 1996 between      copy thereof filed as an Exhibit
           Kleinert's, Inc. of Alabama,         to Registrant's Quarterly Report
           Kleinert's, Inc. of Florida and      on Form 10-Q for its fiscal
           Corestates Bank, N.A.                quarter ended June 1, 1996

Exhibit No.                                             Page
-----------                                             ----
     (as)  International Swap Dealers           Incorporated by reference to the
           Association, Inc. Master Agreement   copy thereof filed as an Exhibit
           dated February 28, 1996 between      to Registrant's Quarterly Report
           Kleinert's, Inc. of Alabama,         on Form 10-Q for its fiscal
           Kleinert's, Inc. of Florida and      quarter ended June 1, 1996
           and Corestates Bank, N.A.

     (at) Amended and Restated Employment Incorporated by reference to the Agreement dated June 28, 1996 for copy thereof filed as an Exhibit
           Jack Brier, CEO.                     to Registrant's Quarterly Report
                                                on Form 10-Q for its fiscal
                                                quarter ended August 31, 1996

     (au)  Lease Agreement for Cadtex           Incorporated by reference to the
           workstations dated March, 1996       copy thereof filed as an Exhibit
           among Corestates Bank, N.A. and      to Registrant's Quarterly Report
           Kleinert's, Inc.                     on Form 10-Q for its fiscal
                                                quarter ended August 31, 1996

     (av)  Lease Agreement for Cadtex           Incorporated by reference to the
           workstations dated July, 1996        copy thereof filed as an Exhibit
           among Corestates Bank, N.A. and      to Registrant's Quarterly Report
           Kleinert's, Inc.                     on Form 10-Q for its fiscal
                                                quarter ended August 31, 1996

     (aw) Line of Credit dated June 17, 1996 Incorporated by reference to the by and amount Kleinert's, Inc. of copy thereof filed as an Exhibit
           Alabama and Brown Brothers,          to Registrant's Quarterly Report
           Harriman and Co.                     on Form 10-Q for its fiscal
                                                quarter ended August 31, 1996

     (ax)  Third Amendment to lease dated
           August 31, 1996 between C/N Leedom
           II LP and Kleinert's, Inc.

     (ay)  Kleinert's, Inc. 1996 Stock Option
           Plan dated April 18, 1996



     (11) Statement regarding Computation
          of Per Share Earnings

     (21) Subsidiaries of Registrant:
          Kleinert's, Inc. of Alabama,
          Kleinert's, Inc. of Delaware and
          Kleinert's, Inc. of New York
          Kleinert's, Inc. of Florida
          Certified Apparel Services of
          Honduras, S.A.

                               REPORTS ON FORM 8-K

     The Company filed a report on Form 8-K dated October 15, 1996 disclosing the merger of Scott Mills, Inc. into Kleinert's, Inc. of Alabama.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             KLEINERT'S, INC.

                                             By: /s/ Gerald E. Monigle
                                             -------------------------
                                                     Gerald E. Monigle
                                             Vice President-Finance
                                             (Principal accounting and
                                             financial officer)

Dated: February 28, 1997

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

        SIGNATURE                  CAPACITY                      DATE
        ---------                  --------                      ----

/s/ Jay B. Andrews                 Director                      2/20/97
-------------------------
    Jay B. Andrews


/s/ Jack Brier                     Director, Chairman
-------------------------          (Principal Executive
    Jack Brier                     Officer)                      2/19/97


/s/ Kenneth L. Brier               Director                      2/17/97
-------------------------
    Kenneth L. Brier


/s/ Gerald E. Monigle              Vice President-Finance
-------------------------          (Principal Accounting
    Gerald E. Monigle              and Financial Officer)        2/24/97



    William Forman                 Director


/s/ Nathan Greenberg               Director                      2/18/97
-------------------------
    Nathan Greenberg

/s/ Marvin Grossman                Director                      2/19/97
-------------------------
    Marvin Grossman


/s/E. Gerald Riesenbach            Director                      2/18/97
-------------------------
   E. Gerald Riesenbach

                                                                        ANNEX C
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM 10-Q


(Mark One)
 X__ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

For the quarterly period ended  March 1, 1997
                                -------------

                                       OR

____ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934

For the transition period from ____________ to ___________

                          Commission file number 1-6454
                                                 ------


                                KLEINERT'S, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Pennsylvania                                      13-0921860
   -------------------------------                        -------------------
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)


  120 West Germantown Pike, Suite 100
     Plymouth Meeting, Pennsylvania                             19462
----------------------------------------                      ----------
(Address of principal executive offices)                      (Zip Code)


       Registrant's telephone number, including area code: (610) 828-7261
                                                           --------------


         -------------------------------------------------------------
               Former name, former address and former fiscal year,
                          if changed since last report.


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes  X    No
                                                ---      ---

APPLICABLE ONLY TO CORPORATE ISSUERS: Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

               Class                        Outstanding at March 31, 1997
     -------------------------              -----------------------------
          Common Stock
     Par Value $1.00 per share                       3,692,835

                                KLEINERT'S, INC.

                                      INDEX

                                                                        PAGE
                                                                        ----
Part I.  Financial information

         Item 1.  Financial statements

                  Consolidated statements of operations                   3
                  for the three months ended March 1, 1997
                  and March  2, 1996

                  Consolidated balance sheets at                          4
                  March 1, 1997, November 30, 1996
                  and March 2, 1996

                  Consolidated statements of cash flows                   6
                  for the three months ended March 1, 1997
                  and March 2, 1996

                  Notes to consolidated financial statements              8

         Item 2.  Management's discussion and analysis of                10
                  the financial condition and results of
                  operations

Part II. Other information

         Item 6.  Exhibits and Reports on Form 8-K                       12

                          PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements

                                KLEINERT'S, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (000's Omitted, except per share amounts)

                                                            Three Months Ended
                                                           --------------------
                                                           March 1,     March 2,
                                                            1997          1996
                                                           --------     --------
Net sales                                                   $8,624      $11,720
Cost of goods sold                                           6,570        9,208
                                                            ------      -------
     Gross profit                                            2,054        2,512
                                                            ------      -------
Selling, general and administrative expenses                 1,528        1,426
Interest expense                                               376          336
                                                            ------      -------
                                                             1,904        1,762

     Income before income taxes                                150          750

Provision for income taxes                                      52          271
                                                            ------      -------
Net income                                                  $   98      $   479
                                                            ======      =======

Earnings per share:

     Net income                                             $  .03      $   .13
                                                            ======      =======
Weighted average shares outstanding                          3,881        3,727
                                                            ======      =======

                             See accompanying notes

                                KLEINERT'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (000's Omitted)

                                     ASSETS


                                              March 1,   November 30,   March 2,
                                                1997        1996         1996
                                              -------    ------------   -------
Current assets:

     Cash                                     $   332      $   395      $    47
     Accounts receivable (net of
     allowances for doubtful accounts
     of $226, $206 and $259, respectively)     11,684       23,552       14,561

     Inventories:
         Raw materials                          7,853        6,451        7,705
         Work-in-progress                       5,526        4,430        4,617
         Finished goods                        14,485        7,545       11,948
                                              -------      -------      -------
            Total inventories                  27,864       18,426       24,270
     Other current assets                       4,225        4,168        1,617
                                              -------      -------      -------
         Total current assets                  44,105       46,541       40,495
                                              -------      -------      -------
Property, plant and equipment, at cost         17,990       17,477       13,262

Less:  Accumulated depreciation                 8,587        8,287        6,269
                                              -------      -------      -------
       Net property, plant and
         equipment                              9,403        9,190        6,993

Other assets                                    7,070        7,101        4,612
                                              -------      -------      -------
                                              $60,578      $62,832      $52,100
                                              =======      =======      =======


                             See accompanying notes

                                KLEINERT'S, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (000's Omitted)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                       March 1,       November 30,       March 2,
                                                         1997             1996             1996
                                                       -------        ------------       -------
Current liabilities:
     Notes payable and current
      portion of long-term debt                        $14,360          $14,768          $11,695
     Accounts payable                                    6,864            6,071            7,211
     Accrued expenses                                    1,027            2,996              813
                                                       -------          -------          -------
          Total current liabilities                     22,251           23,835           19,778

Deferred income taxes                                      410              410              134
Long-term debt                                           6,534            6,834            7,629
                                                       -------          -------          -------
          Total liabilities                             29,195           31,079           27,541
                                                       -------          -------          -------
Shareholders' equity:
     Preferred stock - par value $1.00
     per share, 2,000,000 shares
     authorized, none issued                                --               --               --

     Common stock - par value $1.00 per share,
     10,000,000 shares authorized,
     4,249,398, 4,249,398 and 3,798,398 shares
     issued, respectively                                4,249            4,249            3,798

Capital in excess of par value                          13,621           13,621           10,626
Retained earnings                                       17,946           17,848           13,351
                                                       -------          -------          -------
                                                        35,816           35,718           27,775
                                                       -------          -------          -------
Less:
     Treasury stock, at cost, 539,217,
     513,467 and 466,967 common shares                  (4,433)          (3,965)          (3,216)
                                                       -------          -------          -------
          Total shareholders' equity                    31,383           31,753           24,559
                                                       -------          -------          -------
                                                       $60,578          $62,832          $52,100
                                                       =======          =======          =======

                             See accompanying notes

                                KLEINERT'S, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (000's Omitted)

                                                           Three Months Ended
                                                         -----------------------
                                                         March 1,       March 2,
                                                           1997           1996
                                                          ------        -------
Cash flows from operating activities:
  Net income                                                  98            479

Adjustment to reconcile net income to
net cash provided by operating activities
  Depreciation and amortization                              363            223
  Provision for losses on accounts receivable                (20)           (20)

  Change in assets and liabilities:
    Decrease in accounts receivable                       11,853          7,359
   (Increase) in inventory                                (9,438)        (7,646)
   (Increase) decrease in other current assets              (105)           763
   (Decrease) increase in accounts payable
      and accrued expenses                                  (497)         1,669
   (Decrease) increase in income taxes payable              (633)            30
    Increase (decrease) in other assets                        6            (10)
                                                          ------        -------
      Total adjustments                                    1,529          2,368
                                                          ------        -------
      Net cash provided by operating
        activities                                         1,627          2,847
                                                          ------        -------

Cash flows from investing activities:
    Purchase of assets - Pixie Acquisition                  --           (4,150)
    Capital expenditures                                    (550)          (207)
    Proceeds from note receivable                             35             30
                                                          ------        -------
      Net cash used in investing
        activities                                          (515)       $(4,327)
                                                          ------        -------


                             See accompanying notes

                                KLEINERT'S, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (000's Omitted)


                                                            Three Months Ended
                                                          ----------------------
                                                          March 1,      March 2,
                                                            1997         1996
                                                          -------       -------
Cash flows from financing activities:
  Net (repayments) borrowing under revolving
    line-of-credit agreements                             $    94       $(3,200)
  Principal payments on debt and capital lease               (802)         (250)
  Payments to acquire Treasury Stock                         (467)           --
  Proceeds from long-term debt                                 --         4,650
                                                          -------       -------
     Net cash (used in) provided by
       financing activities                                (1,175)        1,200
                                                          -------       -------
Net (Decrease) in cash                                        (63)         (280)

Cash at beginning of period                                   395           327
                                                          -------       -------
  Cash at end of period                                       332       $    47
                                                          =======       =======
Supplemental disclosures of cash flow information:

Cash paid during the period for:
  Interest                                                $   472       $   294
  Income taxes                                            $   663       $   240


                             See accompanying notes

                                KLEINERT'S, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               Three Months Ended March 1, 1997, and March 2, 1996


(1) Basis of presentation:

     The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the information furnished reflects all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. Operating results for the three months ended March 1, 1997 are not necessarily indicative of the results that may be expected for the year ended November 29, 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures presented are adequate for a fair presentation of the financial statements. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

(2) Acquisitions

     On December 19, 1995, Kleinert's Inc., through its newly formed, wholly-owned subsidiary, Kleinert's, Inc. of Florida, ("together, the Company"), consummated a transaction (the "Pixie Acquisition") pursuant to which the Company acquired substantially all of the assets of Pixie Playmates, Inc. ("Pixie") and Certified Sewing Services, Inc. ("Certified") two Florida corporations, and all of the capital stock of Certified Apparel Services of Honduras, Inc., S.A., a Honduran corporation ("CASH"). Pixie, Certified and CASH, all of which were affiliated entities, are engaged in the manufacture and sale of children's apparel. Concurrent with the Pixie Acquisition, the Company entered into a three year lease agreement with the principal shareholder of Pixie for the premises in which Pixie was conducting business.

     In consideration for the assets of Pixie and Certified and the shares of CASH, the Company paid an aggregate purchase price of $4,650,000 in cash. The purchase price was financed by the Company through an amendment to its existing bank financing agreement to provide for an additional term debt facility.

     The acquisition has been accounted for using the purchase method, and accordingly, the results of operations are included in the Company's results from the date of acquisition, December 19, 1995.

     On September 30, 1996, the Company consummated the merger (the "Merger") of Scott Mills, Inc. ("Scott Mills"), with and into the Company's wholly-owned subsidiary, Kleinert's, Inc. of Alabama ("Kleinert's Alabama"), pursuant to an Agreement and Plan of Merger dated as of June 10, 1996 among the Company, Scott Mills and Kleinert's Alabama (the "Merger Agreement"). Pursuant to the Merger Agreement, each share of Scott Mills Common Stock outstanding on September 30, 1996 was converted into the right to receive $.03 in cash and .0152% of a share of the Company's Common Stock, determined by the division of $.27 for each share of Scott Mill's stock by $17.75, which represented the average price of the Company's stock on the five trading days immediately preceding the consummation of the Merger (as determined pursuant to the Merger Agreement). Cash was paid in lieu of fractional shares. The Company issued approximately 51,000 shares of its Common Stock and approximately $101,000 in cash in exchange for all of the outstanding shares of Common Stock of Scott Mills.

     The Merger was consummated upon approval of the Merger Agreement and the Merger by the Scott Mills shareholders at the Scott Mills Annual Meeting of Shareholders held on September 27, 1996.

     The Company was the largest customer of Scott Mills. The Merger of Scott Mills with Kleinert's Alabama will permit the Company to maintain its flexibility in servicing its retail customers in its sleepwear and activewear products.

     The proforma unaudited results of operations for the three months ended March 1, 1997 and March 2, 1996, assuming consummation of the Merger as of December 2, 1995, are as follows:

                                                Three Months Ended
                                             ------------------------
                                             March 1,        March 2,
                                              1997             1996
                                             ------          -------
Net sales                                    $8,624          $11,862

Net income                                   $   98          $   520

Net income per common share                  $  .03          $   .14


(3) Refinancing of Term Loan

     On February 28, 1996 the Company refinanced its existing term loan and provided for an additional term debt facility of $4,650,000 to finance the Pixie Acquisition. The term loan is in the form of an amended and restated term loan note with the same bank as the original term loan. Total borrowing at March 1, 1997 was $7,149,000. The interest rate is indexed by LIBOR rates plus a spread of 1.12%.

     Simultaneously, the Company entered into an interest rate swap to convert its floating-rate to a fixed-rate of 5.88%, which effectively fixes the rate at 7.0%. This reduces the Company's risk of incurring higher interest costs due to rising interest rates. At March 1, 1997, the interest rate swap agreement had a notional amount of $7,149,000 which decreases by $300,000 quarterly through the September 2002 termination date. The fair value of this agreement at March 1, 1997 was $78,150.

(4) Stock Repurchase Program

     On June 21, 1996, the Company announced the commencement of a common stock repurchase program. Purchases under the program occurred in the public market and in negotiated private transactions. The program was terminated on April 4, 1997. Total purchases under the repurchase program did not exceed $5,000,000. During the three months ended March 1, 1997, the Company repurchased 25,750 shares of common stock for a total purchase price of $467,000.

(5) Related Party Transactions

     The Chairman has an employment agreement which provides for an incentive bonus in 1997 of 5% of pre-tax income if pre-tax income exceeds fiscal year 1989 pre-tax income. The employment agreement is in effect through the end of fiscal year 1997.

     In addition, the Company is funding life insurance contracts on behalf of the Chairman, whose beneficiaries are designated by the individual.

     The Company has a 270 day note receivable of $400,000 with the Chairman due on November 25, 1997 at market interest rate, which is in accordance with his employment agreement.

Item 2.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

     The Company's apparel business is highly seasonal. Consequently, the sales and operating results for the three months ended March 1, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year ending November 29, 1997.

                                                Three Months Ended
                                                 (000's omitted)
                                  --------------------------------------------
                                                                     Increase
                                  Mar. 1, 1997      Mar. 2, 1996    (Decrease)
                                  ------------      ------------    ----------
Net Sales                            $8,624           $11,720        $(3,096)

Gross Profits                        $2,054           $ 2,512        $  (458)

Selling, general and
  administrative expenses            $1,528           $ 1,426        $   102


     Net sales decreased by $3,096,000, or 26%, from $11,720,000 to $8,624,000 for the three months ended March 1, 1997 compared to the three months ended March 2, 1996. Sales in the three months ended March 1, 1997 include sales of the Scott Mills textile division of approximately $1,267,000. Scott Mills was acquired during the fourth quarter of 1996. The overall decrease in the first quarter of 1997 reflects primarily reduced sales, a decrease of $2,000,000 when compared to the first quarter of 1996, to the Company's major T-shirt customer due to concerns regarding this customer's financial stability. On a comparative basis the lower sales in the three months ended March 1, 1997 compared to the three months ended March 2, 1996 reflect a major store set for a sleepwear customer in 1996 compared to automatic replenishment in 1997.

     Gross profit decreased by $458,000 as a result of the reduced sales. Gross profit as a percentage of net sales improved primarily due to increased production of products manufactured at the Company's production facilities in Honduras, C.A.

     Selling, general and administrative expenses increased $102,000, or 7% primarily reflecting expenses associated with the Scott Mills textile business which was acquired during the fourth quarter of fiscal 1996.

     Interest expense in the first three months of fiscal 1997 was $376,000 compared to $336,000 in the first three months of fiscal 1996. This increase was due to an increase in the term loan as a result of the Pixie acquisition offset by a slightly lower average line of credit balance for the quarter.

Impact of Inflation and Changing Prices on Sales and Income from Operations

     Although the Company's costs for raw materials, labor and equipment are influenced by inflation, management believes that inflation did not have a material impact on the Company's operations during the three months ended March 1, 1997 and March 2, 1996. The Company has not been able to increase its selling prices to any great extent during fiscal year 1996 or to date in 1997; therefore, the Company continues to examine all of its costs in an effort to maintain its profit margins.

Liquidity and Capital Resources

     At March 1, 1997, Kleinert's had working capital of $21,854,000 compared to $20,717,000 at March 2, 1996. Net cash provided by operating activities decreased $1,220,000 from $2,847,000 in the first three months of fiscal year 1996 to $1,627,000 in the first three months of fiscal year 1997. Net cash provided by operations during the fiscal quarter on a comparative basis was negatively impacted by increases in inventory of approximately $1,800,000 (1997 quarter increase of $9,438,000 compared to 1996 increase of $7,646,000) and a decrease in accounts payable of $497,000 in 1997 compared to increases in accounts payable of $1,669,000 in 1996. These uses of cash were offset by higher decreases in accounts receivable of $11,853,000 in the first quarter of 1997 versus $7,359,000 during the comparable period of 1996.

     Cash used in investing activities decreased $3,812,000 to ($515,000) in the first three months of 1997 from ($4,327,000) in the same period of 1996. The decrease was primarily the result of the acquisition of the assets of Pixie and Certified and the capital stock of CASH for an aggregate cash purchase price of $4,650,000 during 1996.

     Net cash used in financing activities was ($1,175,000) in the three months ended March 1, 1997 compared to $1,200,000 provided by financing activities for the comparable period in 1996, a change of $2,375,000. On a comparable basis the decrease primarily reflected first quarter 1996 proceeds from refinancing of existing term debt, and the addition of a $4,650,000 term debt facility to finance the Pixie Acquisition.

     The Company used its short-term borrowings to finance operations during the quarter.

     The Company believes that cash flow generated by operations, together with amounts available under its existing credit arrangements, should be sufficient to fund its working capital needs for the remainder of fiscal year 1997 and for the foreseeable future.

     The Company has unsecured lines of credit aggregating $42,500,000 of which $12,965,000 was outstanding at March 1, 1997 bearing interest at rates ranging from 6.15% to 6.75%.

     The Company expects to fund its capital expenditures primarily from cash flow generated by operations over the next twelve months. Since the Company uses its short-term lines of credit to fund working capital needs, any additional financing related to capital needs is generally provided either by lease financing or other long-term sources. Currently, the Company has no material capital commitments.

Income Taxes

     The provision for income taxes is based upon the effective tax rates expected to be recognized for the full fiscal year 1997. The rate for the first three months of 1997 was 34.7%, compared to the rate for the first three months of fiscal year 1996 of 36.2%. This decrease is due to the impact of foreign income generated by the Company's Honduras subsidiary which has a tax holiday.

Impact of Recently Issued Accounting Standards

     In March 1995, the Financial Accounting Standards Board issued FASB Statement No. 121 Accounting for the Impairment of Long-Lived Assets to be disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets that are expected to be disposed. The Company expects the impact of adoption will not be significant.

     In October 1995, the Financial Accounting Standards Board issued FASB Statement No. 123, Accounting for Stock-Based Compensation. The new standard prescribes new accounting and reporting standard which reflect the standards "fair value method" to estimate expense associated with stock based compensations plans. Companies may elect to continue to use existing accounting rules or adopt the "fair value method" for expense recognition. Companies that elect to continue to use existing accounting rules will be required to provide pro-forma disclosures of what net income and earnings per share would have been had the new "fair value method" been used. The Company will elect to continue to use existing accounting rules.

     Both statements are effective for fiscal years beginning after December 15, 1995 and, accordingly, will be adopted during the current year.

PART II. OTHER INFORMATION


Item 6.  Exhibits and Reports on Form 8-K

         (a) Exhibits

             (10) Material Contracts

                  None


         (b) Reports on Form 8-K

             No Reports on Form 8K were filed during the quarter covered by this report.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            KLEINERT'S, INC.


Date: April 11, 1997                        By: /s/Gerald E. Monigle
      --------------                            -------------------------------
                                                Gerald E. Monigle
                                                Vice President--Finance
                                                (Principal Accounting Officer)

                                KLEINERT'S, INC.

                                     ANNEX D

     The following sets forth the name, age, business address, and current and past principal occupation or employment of the directors and executive officers of the Company.

Jay B. Andrews                     A director since February 1988. In June 1996,
120 West Germantown Pike           Mr. Andrews became President of Kleinert's,
Suite 100                          Inc. of Alabama, the Company's wholly-owned
Plymouth Meeting, PA  19462        subsidiary. Prior to 1996, Mr. Andrews was
                                   employed as Executive Vice President of Sales and Marketing for the Company. Prior to his employment with the Company, Mr. Andrews was employed by Health-tex, Inc. for 16 years where he held several positions, the last of which was Senior Vice President and General
                                   Sales Manager.

Jack Brier                         Chairman of the Board and Chief Executive
120 West Germantown Pike           Officer of the Company since 1969.
Suite 100
Plymouth Meeting, PA  19462


Kenneth Brier                      A director since January 1985. Since December
120 West Germantown Pike           1991, Mr. Brier has been the President and
Suite 100                          Chairman of the Board of Mountbatten, Inc., a
Plymouth Meeting, PA  19462        standard Pennsylvania domiciled surety
                                   company. Mr. Brier also has been President of Hammarskjold of Jonkoping Incorporated, a real estate development corporation, since
                                   July 1985. Mr. Brier is the son of Jack
                                   Brier.

Nathan Greenberg                   A director since March 1992. Mr. Greenberg
120 West Germantown Pike           founded the accounting firm of Greenberg,
Suite 100                          Rosenblatt, Kull & Bitsoli, P.C. in Worcester
Plymouth Meeting, PA  19462        and Springfield, Massachusetts in 1958, and
                                   has been a member of that firm since its founding. He also is a director of Advanced
                                   Detectors, Inc.

Marvin Grossman                    A director since December 1981. In June 1996,
120 West Germantown Pike           Mr. Grossman became Vice Chairman of
Suite 100                          Kleinert's, Inc. of Alabama. From 1982
Plymouth Meeting, PA  19462        through 1996, Mr. Grossman served as
                                   President of Kleinert's, Inc. of Alabama.

E. Gerald Riesenbach               A director since April 1989. Since February
120 West Germantown Pike           1995, Mr. Riesenbach has been a partner in
Suite 100                          the law firm of Cozen and O'Connor, general
Plymouth Meeting, PA  19462        counsel to the Company. Previously, and for
                                   more than five years, he had been a partner in the law firm of Wolf, Block, Schorr and Solis-Cohen. Mr. Riesenbach also serves on the Board of Directors of AutoLend Group,
                                   Inc.

Joseph J. Connors                  Executive Vice President and Assistant
120 West Germantown Pike           Secretary of the Company since December 1993.
Suite 100                          Previously, Mr. Connors was Vice President --
Plymouth Meeting, PA  19462        Finance from December 1986 to November 1993,
                                   and Treasurer from January 1983 to November
                                   1986. Mr. Connors is also a director of
                                   Mountbatten Surety, Inc.

Gerald E. Monigle                  Has been employed as Vice President --
120 West Germantown Pike           Finance of the Company since February 1995.
Suite 100                          Prior to his employment with the Company, Mr.
Plymouth Meeting, PA  19462        Monigle was employed by Tasty Baking Company
                                   for 15 years as Controller and Chief
                                   Accounting Officer.

                                KLEINERT'S, INC.
                      120 West Germantown Pike - Suite 100
                           Plymouth Meeting, PA 19462
                                  610-828-7261


                        The Depositary for the Offer is:

                     American Stock Transfer and Trust Co.

                By Mail, Overnight Courier or Hand Delivery to:
                           40 Wall Street, 46th Floor
                            New York, New York 10005

                           By Facsimile Transmission:
                                  718-234-5001

                    To Confirm Facsimile Transmission Call:
                                  800-937-5449



                            ------------------------

         Any questions or requests for assistance or for additional copies of the Offer to Purchase, this Letter of Transmittal and the Notice of Guaranteed delivery may be directed to the Depositary at its address and telephone number set forth above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.